EXHIBIT 99.1

CONSOLIDATED BALANCE SHEET

FIRSTMERIT CORPORATION AND SUBSIDIARIES

(In thousands)	December 31, 2015
ASSETS
Cash and due from banks	$380,799
Interest-bearing deposits in banks	83,018

Total cash and cash equivalents	463,817
Investment securities:
Held-to-maturity	2,674,093
Available-for-sale	3,967,735
Other investments	148,172
Loans held for sale	5,472
Loans	16,076,945
Allowance for loan losses	(153,691)

Net loans	15,923,254
Premises and equipment, net	319,488
Goodwill	741,740
Intangible assets	60,628
FDIC acquired other real estate	2,134
Accrued interest receivable and other assets	1,218,071

Total assets	$25,524,604

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$5,942,248
Interest-bearing	3,476,729
Savings and money market accounts	8,450,123
Certificates and other time deposits	2,238,903

Total deposits	20,108,003

Federal funds purchased and securities sold under agreements to repurchase	1,037,075
Wholesale borrowings	580,648
Long-term debt	505,173
Accrued taxes, expenses and other liabilities	353,610

Total liabilities	22,584,509
Shareholders’ equity:
5.875% Non-Cumulative Perpetual Preferred stock, Series A, without par value: authorized 115,000 shares; 100,000 issued	100,000
Common stock warrant	—
Common Stock, without par value; authorized 300,000,000 shares; issued: December 31, 2015 - 170,183,515 shares	127,937
Capital surplus	1,386,677
Accumulated other comprehensive loss	(79,274)
Retained earnings	1,519,438
Treasury stock, at cost: December 31, 2015 - 4,425,927	(114,683)

Total shareholders’ equity	2,940,095

Total liabilities and shareholders’ equity	$25,524,604

See accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENT OF INCOME

FIRSTMERIT CORPORATION AND SUBSIDIARIES

(In thousands, except per share amounts)	Year Ended December 31, 2015
Interest income:
Loans and loans held for sale	$647,783
Investment securities:
Taxable	129,809
Tax-exempt	21,925

Total investment securities interest	151,734
Total interest income	799,517
Interest expense:
Deposits:
Interest bearing	3,054
Savings and money market accounts	22,385
Certificates and other time deposits	10,822
Federal funds purchased and securities sold under agreements to repurchase	1,126
Wholesale borrowings	4,662
Long-term debt	16,173

Total interest expense	58,222

Net interest income	741,295
Provision for loan losses	45,100

Net interest income after provision for loan losses	696,195
Noninterest income:
Trust department income	42,125
Service charges on deposits	66,460
Credit card fees	54,643
ATM and other service fees	25,588
Bank owned life insurance income	15,747
Investment services and insurance	15,423
Investment securities gains/(losses), net	957
Loan sales and servicing income	9,566
Other operating income	38,489

Total noninterest income	268,998

Noninterest expense:
Salaries, wages, pension and employee benefits	348,808
Net occupancy expense	55,937
Equipment expense	47,926
Stationery, supplies and postage	13,424
Bankcard, loan processing and other costs	47,081
Professional services	19,578
Amortization of intangibles	10,392
FDIC insurance expense	20,730
Other operating expense	74,814

Total noninterest expense	638,690

Income before income tax expense	326,503
Income tax expense	97,019

Net income	229,484
Less: Net income allocated to participating shareholders	1,836
Preferred Stock dividends	5,876

Net income attributable to common shareholders	221,772

Net income used in diluted EPS calculation	$221,772

Basic earnings per common share	$1.34
Diluted earnings per common share	1.33
Cash dividend per common share	0.66
Weighted average number of common shares outstanding - basic	165,669
Weighted average number of common shares outstanding - diluted	166,127

See accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

FIRSTMERIT CORPORATION AND SUBSIDIARIES

	Year Ended December 31, 2015
(In thousands)	Pre-tax	Tax	After- tax
Net Income	$326,503	$97,019	$229,484

Other comprehensive income/(loss)

Unrealized gains and losses on securities available for sale:

Changes in unrealized securities’ holding gains/(losses)	(19,842)	(11,253)	(8,589)

Changes in unrealized securities’ holding gains/(losses) that result from securities being transferred into available-for-sale from held-to-maturity	(3,456)	(1,254)	(2,202)

Net losses/(gains) realized on sale of securities reclassified to noninterest income	(957)	(348)	(609)

Net change in unrealized gains/(losses) on securities available for sale	(24,255)	(12,855)	(11,400)

Pension plans and other postretirement benefits:

Net gains/(losses) arising during the period	116	42	74

Amortization of actuarial losses/(gains)	4,552	1,652	2,900

Amortization of prior service cost reclassified to other noninterest expense	1,640	596	1,044

Net change from defined benefit pension plans	6,308	2,290	4,018

Total other comprehensive gains/(losses)	(17,947)	(10,565)	(7,382)

Comprehensive income	$308,556	$86,454	$222,102

See accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FIRSTMERIT CORPORATION AND SUBSIDIARIES

(In thousands)	Preferred Stock	Common Stock	Common Stock Warrant	Capital Surplus	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Treasury Stock	Total Shareholders’ Equity
Balance at December 31, 2014	$100,000	$127,937	$3,000	$1,393,090	$(71,892)	$1,404,717	$(122,571)	$2,834,281

Net income	$—	$—	$—	$—	$—	$229,484	$—	$229,484
Other comprehensive income	—	—	—	—	(7,382)	—	—	(7,382)

Comprehensive income	—	—	—	—	(7,382)	229,484	—	222,102
Cash dividends - Preferred Stock	—	—	—	—	—	(5,876)	—	(5,876)
Cash dividends - Common Stock ($0.66 per share)	—	—	—	—	—	(108,887)	—	(108,887)
Nonvested (restricted) shares granted (680,066 shares)	—	—	—	(14,798)	—	—	14,798	—
Restricted stock activity (312,427 shares)	—	—	—	1,917	—	—	(6,312)	(4,395)
Deferred compensation trust (238,670 increase in shares)	—	—	—	598	—	—	(598)	—
Share-based compensation	—	—	—	15,020	—	—	—	15,020
Repurchase of a Common Stock warrant to the U.S. Treasury for Citizens TARP warrant (2,571,998 shares)	—	—	(3,000)	(9,150)	—	—	—	(12,150)

Balance at December 31, 2015	$100,000	$127,937	$—	$1,386,677	$(79,274)	$1,519,438	$(114,683)	$2,940,095

See accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENT OF CASH FLOWS

FIRSTMERIT CORPORATION AND SUBSIDIARIES

(In thousands)	Year Ended December 31, 2015
Operating Activities
Net income	$229,484
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	45,100
Provision (benefit) for deferred income taxes	47,269
Depreciation and amortization	63,919
Benefit attributable to FDIC loss share	6,373
Accretion of acquired loans	(92,995)
Amortization and accretion of investment securities, net
Available for sale	9,393
Held to maturity	4,828
Losses (gains) on sales and calls of available-for-sale investment securities, net	(957)
Originations of loans held for sale	(68,747)
Proceeds from sales of loans, primarily mortgage loans sold in the secondary markets	77,913
Gains on sales of loans, net	(1,210)
Amortization of intangible assets	10,392
Recognition of stock compensation expense	15,020
Net decrease (increase) in other assets	11,751
Net increase (decrease) in other liabilities	(43,833)

NET CASH PROVIDED BY OPERATING ACTIVITIES	313,700

Investing Activities
Proceeds from sale of securities
Available-for-sale	370,946
Held-to-maturity	1,413
Other	668
Proceeds from prepayments, calls, and maturities
Available-for-sale	584,833
Held-to-maturity	438,882
Other	165
Purchases of securities
Available-for-sale	(1,371,644)
Held-to-maturity	(214,062)
Other	(402)
Net decrease (increase) in loans and leases	(719,311)
Purchases of premises and equipment	(37,358)
Sales of premises and equipment	9,472
Cash received for acquisition, net of cash paid	—

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	(936,398)

Financing Activities
Net increase in demand accounts	603,427
Net increase (decrease) in savings and money market accounts	50,511
Net (decrease) in certificates and other time deposits	(50,600)
Net increase (decrease) in securities sold under agreements to repurchase	(235,516)
Increase (decrease) in long-term debt	—
Net increase (decrease) in wholesale borrowings	152,577
Repurchase of common stock warrant	(12,150)
Net proceeds from issuance of preferred stock	—
Cash dividends - common	(108,887)
Cash dividends - preferred	(5,876)
Restricted stock activity	(4,395)

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	389,091

Increase (decrease) in cash and cash equivalents	(233,607)
Cash and cash equivalents at beginning of year	697,424

Cash and cash equivalents at end of year	$463,817

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Non-cash transaction: Common Stock issued in merger with Citizens	$—
Non-cash transaction: Consideration from the warrant issued to the Treasury for Citizens TARP	—
Cash paid during the year for:
Interest expense	57,284
Federal income taxes	46,825

See accompanying Notes to Consolidated Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FIRSTMERIT CORPORATION AND SUBSIDARIES

As used in the Notes to the Consolidated Financial Statements, the “Corporation” refers to FirstMerit Corporation and its subsidiaries, and the “Bank” refers to FirstMerit Bank N.A.

The Corporation is a diversified financial services company headquartered in Akron, Ohio with 366 banking offices in the Ohio, Michigan, Wisconsin, Illinois, and Pennsylvania areas. The Corporation provides a complete range of banking and other financial services to consumers and businesses through its core operations.

1.	Summary of Significant Accounting Policies

Unless otherwise indicated, defined terms and abbreviations used herein have the meanings set forth in the accompanying Glossary of Acronyms and Abbreviations.

The accounting and reporting policies of the Corporation conform to GAAP and to general practices within the financial services industry.

In preparing these accompanying consolidated financial statements, subsequent events were evaluated through the time the consolidated financial statements were issued. Financial statements are considered issued when they are widely distributed to all shareholders and other financial statement users, or filed with the SEC.

The following is a description of the Corporation’s significant accounting policies.

(a) Principles of Consolidation

The Parent Company is a bank holding company whose principal asset is the common stock of its wholly-owned subsidiary, the Bank. The Parent Company has one other active subsidiary, FirstMerit Risk Management, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

(b) Use of Estimates

Management must make certain estimates and assumptions that affect the amounts reported in the financial statements and related notes. If these estimates prove to be inaccurate, actual results could differ from those reported.

(c) Business Combinations

Business combinations are accounted for using the acquisition method of accounting. Under this accounting method, the acquired company’s net assets are recorded at fair value on the date of acquisition, and the results of operations of the acquired company are combined with the Corporation’s results from that date forward. Costs related to the acquisition are expensed as incurred. The difference between the purchase price and the fair value of the net assets acquired (including intangible assets with finite lives) is recorded as goodwill. The accounting policy for goodwill and intangible assets is summarized in this note under the heading “Goodwill and Other Intangible Assets”.

(d) Cash and Cash Equivalents

Cash and cash equivalents consist of cash and due from banks, interest bearing deposits in other banks and checks in the process of collection.

(e) Investment Securities

Debt securities are classified as held-to-maturity when the Corporation has the positive intent and ability to hold the securities to maturity. These securities are reported at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity using the effective yield method. This method produces a constant rate of return on the adjusted carrying amount.

Securities are classified as available-for-sale when the Corporation intends to hold the securities for an indefinite period of time but may be sold in response to changes in interest rates, prepayment risk, liquidity needs or other factors. Securities available-for-sale are reported at fair value, with unrealized gains and losses, net of income tax, reported as a separate component of other comprehensive income (loss) in shareholders’ equity.

In certain situations, Management may elect to transfer certain debt securities from the available-for-sale to the held to maturity classification. In such cases, any unrealized gain or loss included in accumulated other comprehensive income (loss) at the time of transfer is amortized over the remaining life of the security as a yield adjustment such that only the remaining initial discount or premium from the purchase date is recognized in income.

Interest and dividends on securities, including the amortization of premiums and accretion of discount, are included in interest income. Realized gains or losses on the sales of available-for-sale securities are recorded on the trade date and determined using the specific identification method.

On at least a quarterly basis, Management evaluates securities that are in an unrealized loss position for OTTI. An investment security is deemed impaired if the fair value of the investment is less than its amortized cost. As part of the impairment evaluation, Management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in earnings, and 2) OTTI related to other factors, such as liquidity conditions in the market or changes in market interest rates, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized in earnings.

Other investments include FHLB and FRB stock. As a member of the FHLB system, the Bank is required to own a certain amount of stock based on the level of borrowings and other factors. The Bank is also a member of its regional FRB. Both FHLB and FRB stock are carried at cost and evaluated for impairment based on the ultimate recovery of par value. Cash and stock dividends received on the stock are reported as interest income in the Consolidated Statement of Income.

(f) Originated Loans and Loan Income

Loans originated for investment are stated at their principal amount outstanding adjusted for partial charge-offs, and net deferred loan fees and costs. Interest income on loans is accrued over the term of the loans primarily using the simple-interest method based on the principal balance outstanding. Interest is not accrued on loans where collectability is uncertain. Accrued interest is presented separately in the balance sheet, except for accrued interest on credit card loans, which is included in the outstanding loan balance. Loan origination fees and certain direct costs incurred to extend credit are deferred and amortized over the term of the loan or loan commitment period as an adjustment to the related loan yield.

(g) Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at fair value. The election of the fair value option aligns the accounting for these loans with the related economic hedges. Loan origination fees are recorded when earned and related direct loan origination costs are recognized when incurred. Upon their sale, differences between carrying value and sales proceeds realized are recorded to loan sales and servicing income in the Consolidated Statement of Income.

A discussion of the valuation methodology applied to the Corporation’s loans held for sale is described in Note 17 (Fair Value Measurement).

(h) Nonperforming Loans

Loans and leases on which payments are past due for 90 days are placed on nonaccrual, with the exception of certain commercial, credit card and mortgage loans and loans that are fully secured and in process of collection. Credit card loans on which payments are past due for 120 days are placed on nonaccrual status. Interest on mortgage loans is accrued until Management deems it uncollectible based upon the specific identification method. Past due status is based on the contractual terms of the loan. Loans are placed on nonaccrual or charged off at an earlier date if principal or interest is considered uncollectible.

Loans are generally written off when deemed uncollectible or when they reach a predetermined number of days past due depending upon loan product, terms, and other factors. When a loan is placed on nonaccrual status, interest deemed uncollectible that had been accrued in prior years is charged against the allowance for loan losses and interest deemed uncollectible accrued in the current year is reversed against interest income. Payments subsequently received on nonaccrual loans are generally applied to principal. A loan is returned to accrual status when principal and interest are no longer past due and collectability is probable. This generally requires timely principal and interest payments for a minimum of six payment cycles.

Under the Corporation’s credit policies and practices, individually impaired loans include all nonaccrual and restructured commercial, agricultural, construction, and commercial real estate loans, but exclude certain aggregated consumer loans, mortgage loans, and leases classified as nonaccrual. Loan impairment for all loans is measured based on either the present value of expected future cash flows discounted at the loan’s effective interest rate at inception, at the observable market price of the loan, or the fair value of the collateral for certain collateral dependent loans.

Restructured loans are those on which concessions in terms have been made as a result of deterioration in a borrower’s financial condition. In general, the modification or restructuring of a debt constitutes a troubled debt restructuring if the Corporation for economic or legal reasons related to the borrower’s financial difficulties grants a concession to the borrower that the Corporation would not otherwise consider under current market conditions. Debt restructurings or loan modifications for a borrower do not necessarily constitute troubled debt restructurings. Troubled debt restructurings do not necessarily result in nonaccrual loans. Specific allowances for loan losses are established for certain consumer, commercial and commercial real estate loans whose terms have been modified in a TDR.

Acquired nonimpaired loans are placed on nonaccrual and considered and reported as nonperforming or past due using the same criteria applied to the originated portfolio. Acquired impaired loans are not classified as nonperforming assets as the loans are considered to be performing under the provisions of ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality (“ASC 310-30”). Acquired loans restructured after acquisition are not considered TDRs for purposes of the Corporation’s accounting and disclosure if the loans evidenced credit deterioration as of the acquisition date and are accounted for in pools.

(i) Allowance for Loan Losses

The allowance for loan losses is Management’s estimate of the amount of probable credit losses inherent in the loan portfolio at the balance sheet date. Increases to the allowance for loan losses are made by charges to the provisions for loan losses. Loans deemed uncollectible are charged against the allowance for loan losses. Recoveries of previously charged-off amounts are credited to the allowance for loan losses. Management estimates credit losses based on individual loans determined to be impaired and on all other loans grouped based on similar risk characteristics.

The Corporation’s historical loss component is the most significant of the allowance for loan losses components and is based on historical loss experience by credit-risk grade (for commercial loan pools) and payment status (for mortgage and consumer loan pools). Loans are pooled based on similar risk characteristics supported by observable data. The historical loss experience component of the allowance for loan losses represents the results of migration analysis of historical net charge-offs for portfolios of loans (including groups of commercial loans within each credit-risk grade and groups of consumer loans by payment status). For measuring loss exposure in a pool of loans, the historical net charge-off or migration experience is utilized to estimate expected losses to be realized from the pool of loans.

Individual commercial loans are assigned credit-risk grades based on an internal assessment of conditions that affect a borrower’s ability to meet its contractual obligation under the loan agreement. The assessment process includes reviewing a borrower’s current financial information, historical payment experience, credit documentation, public information, and other information specific to each individual borrower. Certain commercial loans are reviewed on an annual, quarterly or rotational basis or as Management becomes aware of information affecting a borrower’s ability to fulfill its obligation.

The credit-risk grading process for commercial loans is summarized as follows:

“Pass” Loans (Grades 1, 2, 3, 4) are not considered a greater than normal credit risk. Generally, the borrowers have the apparent ability to satisfy obligations to the bank, and the Corporation anticipates insignificant uncollectible amounts based on its individual loan review.

“Special-Mention” Loans (Grade 5) are commercial loans that have identified potential weaknesses that deserve Management’s close attention. If left uncorrected, these potential weaknesses may result in noticeable deterioration of the repayment prospects for the asset or in the institution’s credit position.

“Substandard” Loans (Grade 6) are inadequately protected by the current financial condition and paying capacity of the obligor or by any collateral pledged. Loans so classified have a well-defined weakness or weaknesses that may jeopardize the liquidation of the debt pursuant to the contractual principal and interest terms. Such loans are characterized by the distinct possibility that the Corporation may sustain some loss if the deficiencies are not corrected.

“Doubtful” Loans (Grade 7) have all the weaknesses inherent in those classified as substandard, with the added characteristic that existing facts, conditions, and values make collection or liquidation in full highly improbable. Such loans are currently managed separately to determine the highest recovery alternatives.

If a nonperforming, substandard loan has an outstanding balance of $0.3 million or greater or if a doubtful loan has an outstanding balance of $0.1 million or greater, as determined by the Corporation’s credit-risk grading process, further analysis is performed to determine the probable loss, if any, and assign a specific allowance to the loan if needed. The allowance for loan losses relating to originated loans that have become impaired is based on either expected cash flows discounted at the loan’s original effective interest rate, the observable market price, or the fair value of the collateral for certain collateral dependent loans.

Management also considers internal and external factors such as economic conditions, credit quality trends, loan management practices, portfolio monitoring, and other risks, collectively known as qualitative factors, or Q-factors, to estimate credit losses in the loan portfolio. Q-factors are used to reflect changes in the portfolio’s collectability characteristics not captured by historical loss data.

The Corporation also assesses the credit risk associated with off-balance sheet loan commitments and letters of credit. The liability for off-balance sheet credit exposure related to loan commitments and other credit guarantees is included in other liabilities on the Consolidated Balance Sheet.

(j) Acquired Loans, FDIC acquired loans, covered and Related Loss Share Receivable

Acquired loans (nonimpaired and impaired) are initially measured at fair value as of the acquisition date. The fair value estimates for acquired loans are based on the estimate of expected cash flows, both principal and interest and prepayments, discounted at prevailing market interest rates. Credit discounts representing the principal losses expected over the life of the loan are also a component of the initial fair value; therefore, an allowance for loan losses is not recorded at the acquisition date.

The Corporation evaluates acquired loans for impairment in accordance with the provisions of ASC 310-30. Acquired loans are considered impaired if there is evidence of credit deterioration since origination and if it is probable at time of acquisition that all contractually required payments will not be collected. In determining the acquisition date fair value of acquired impaired loans, and in subsequent accounting, the Corporation generally aggregates impaired loans into pools of loans with common characteristics. Each pool is accounted for as a single asset with one composite interest rate and an aggregate expectation of cash flows. Expected cash flows at the acquisition date in excess of the fair value of the loans is referred to as the accretable yield and recorded as interest income over the life of the loans. Acquired impaired loans are not classified as nonaccrual or nonperforming as they are considered to be accruing loans because their interest income relates to the accretable yield recognized at the pool level and not to contractual interest payments at the loan level. Subsequent to the acquisition date, increases in expected cash flows will generally result in a recovery of any previously recorded ALL, to the extent applicable, and/or a reclassification from the nonaccretable difference to accretable yield, which will be recognized prospectively. The present value of any decreases in expected cash flows after the acquisition date will generally result in an impairment charge recorded as a provision for loan losses, resulting in an increase to the ALL, net of any expected reimbursement under FDIC Loss Share Agreements, to the extent applicable. Revolving loans, including lines of credit and credit cards loans, and leases are excluded from acquired impaired loan accounting.

For acquired nonimpaired loans, the difference between the acquisition date fair value and the contractual amounts due at the acquisition date represents the fair value adjustment. Fair value adjustments may be discounts (or premiums) to a loan’s cost basis and are accreted (or amortized) to interest income over the loan’s remaining life using the level yield method. Subsequent to the acquisition date, the method utilized to estimate the required allowance for loan losses for these loans is similar to originated loans, however, the Corporation records an allowance for loan losses only when the required allowance, net of any expected reimbursement under any FDIC Loss Share Agreements, to the extent applicable, exceeds the remaining fair value adjustment. Acquired nonimpaired loans are reported net of the unamortized fair value adjustment. Nonimpaired acquired loans are placed on nonaccrual status and reported as nonperforming or past due using the same criteria applied to the originated portfolio.

Loans acquired in FDIC assisted transactions and covered under FDIC Loss Share Agreements are referred to as covered loans. Covered loans are recorded at fair value at the date of acquisition exclusive of the FDIC Loss Share Agreements. No allowance for loan losses related to covered loans is recorded on the acquisition date as the fair value of the loans acquired incorporates assumptions regarding credit risk. The covered loans are subsequently valued and accounted for in the same manner as the acquired loans disclosed above.

A loss share receivable is recorded at the acquisition date which represents the estimated fair value of reimbursement the Corporation expects to receive from the FDIC for incurred losses on certain covered loans. The fair value measurement reflects counterparty credit risk and other uncertainties. The loss share receivable continues to be measured on the same basis as the related indemnified loans. Deterioration in the credit quality of the loans (recorded as an adjustment to the allowance for covered loan losses) would immediately increase the basis of the loss share receivable, with the offset recorded through the consolidated statement of comprehensive income. Increases in the credit quality or cash flows of loans (reflected as an adjustment to yield and accreted into income over the remaining life of the loans) decrease the basis of the loss share receivable, with such decrease being accreted into income over 1) the same period or 2) the life of the loss share agreements, whichever is shorter. Loss assumptions used in the basis of the loss share receivable are consistent with the loss assumptions used to measure the related covered loans.

Upon the determination of an incurred loss the loss share receivable will be reduced by the amount owed by the FDIC. A corresponding claim receivable is recorded in accrued interest receivable and other assets on the Consolidated Balance Sheet until cash is received from the FDIC.

FDIC acquired loans are loans acquired in FDIC assisted transactions for which the FDIC loss share agreement has expired. FDIC acquired loans are subsequently valued and accounted for in the same manner as the acquired loans disclosed above, with the exception that there is no offsetting loss share receivable.

An acquired, FDIC acquired or covered loan may be resolved either through receipt of payment (in full or in part) from the borrower, the sale of the loan to a third party, or foreclosure of the collateral. In the period of resolution of a nonimpaired loan, any remaining unamortized fair value adjustment is recognized as interest income. In the period of resolution of an impaired loan accounted for on an individual basis, the difference between the carrying amount of the loan and the proceeds received is recognized as a gain or loss within noninterest income. The majority of impaired loans are accounted for within a pool of loans which results in any difference between the proceeds received and the loan carrying amount being deferred as part of the carrying amount of the pool. The accretable amount of the pool remains unaffected from the resolution until the subsequent quarterly cash flow re-estimation. Favorable results from removal of the resolved loan from the pool increase the future accretable yield of the pool, while unfavorable results are recorded as impairment in the quarter of the cash flow re-estimation. Acquired, FDIC acquired or covered impaired loans subject to modification are not removed from a pool even if those loans would otherwise be deemed TDRs as the pool, and not the individual loan, represents the unit of account.

For further discussion of the Corporation’s acquisitions and loan accounting, see Note 3 (Loans), and Note 4 (Allowance for Loan Losses).

(k) Equipment Lease Financing

The Corporation leases equipment directly to customers. The net investment in financing leases includes the aggregate amount of lease payments to be received and the estimated residual values of the equipment, less unearned income. Income from lease financing is recognized over the lives of the leases on an approximate level rate of return on the unrecovered investment. The residual value represents the estimated fair value of the leased asset at the end of the lease term. Unguaranteed residual values of leased assets are reviewed at least annually for impairment. Declines in residual values determined to be other-than-temporary are recognized in earnings in the period such determinations are made.

(l) Mortgage Servicing Rights

The Corporation periodically sells residential real estate loans while retaining the rights and obligations to perform the servicing of such loans. Whenever the Corporation undertakes an obligation to service such loans, Management assesses whether a servicing asset or liability should be recognized. A servicing asset is recognized whenever the compensation for servicing is expected to exceed servicing costs. Likewise, a servicing liability would be recognized in the event that servicing fees to be received are not expected to adequately compensate the Corporation for its expected cost. Servicing assets associated with retained mortgage servicing rights are presented within other assets on the balance sheet. The Corporation does not presently have any servicing liabilities.

MSRs are initially valued at fair value. Servicing assets and liabilities are subsequently measured using the amortization method which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans. Amortization is recorded in loan sales and servicing income in the Consolidated Statement of Income.

At each reporting period, MSRs are assessed for impairment based on fair value of those rights on a stratum-by-stratum basis. The Corporation stratifies its servicing rights portfolio into tranches based on loan type and interest rate, the predominant risk characteristics of the underlying loans. Any impairment is recognized through a valuation allowance for each impaired stratum through a charge to income. If the Corporation later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income.

The Corporation also reviews MSRs for OTTI each quarter and recognizes a direct write-down when the recoverability of a recorded allowance for impairment is determined to be remote. Unlike an allowance for impairment, a direct write-down permanently reduces the unamortized cost of the MSR and the allowance for impairment.

MSRs do not trade in an active open market with readily observable market prices. Although sales of MSRs do occur, the exact terms and conditions may not be available. As a result, the fair value of MSRs is estimated using discounted cash flow modeling techniques which require Management to make assumptions regarding future net servicing income, adjusted for such factors as net servicing income, discount rate and prepayments. The primary assumptions used in determining the current fair value of the Corporation’s MSRs as well as a sensitivity analysis are presented in Note 6 (Mortgage Servicing Rights and Mortgage Servicing Activity).

The Corporation generally records loan administration fees for servicing loans for investors on the accrual basis of accounting. Servicing fees and late fees related to delinquent loan payments are also recorded on the accrual basis of accounting.

(m) Depreciation and Amortization

Premises and equipment are reported at cost less accumulated depreciation and amortization and principally depreciated using the straight-line method over their estimated useful lives. Estimated useful lives for furniture and equipment range from three to 15 years, and depreciable buildings ranges from 10 to 35 years. Amortization of leasehold improvements is computed on the straight-line method based on related lease terms or the estimated useful lives of the assets of up to 15 years, whichever is shorter.

The Corporation purchases, as well as internally develops and customizes, certain software to enhance or perform internal business functions. Software development costs incurred in the planning and post-development project stages are charged to noninterest expense. Costs associated with designing software configuration and interfaces, installation, coding programs and testing systems are capitalized and amortized using the straight-line method over periods ranging from three to seven years.

(n) Goodwill and Other Intangible Assets

Goodwill represents the amount by which the cost of net assets acquired in a business combination exceeds their fair value. Goodwill is evaluated for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The goodwill impairment test is a two-step process. The first step compares the reporting unit’s estimated fair values, including goodwill, to its carrying amount. If the carrying amount exceeds its fair value, then goodwill impairment may be indicated. The second step allocates the reporting units fair value to its assets and liabilities. If the unallocated fair value does not exceed the carrying amount of goodwill then an impairment loss would be recognized as a charge to earnings.

Other intangible assets represent the present value of the future stream of income to be derived from the purchase of core deposits and trust relationships. Other intangible assets are amortized on an accelerated basis over their estimated useful lives. Goodwill and other intangible assets deemed to have indefinite lives are not amortized.

(o) Other Real Estate Owned

Other real estate owned is included in other assets in the consolidated balance sheet and is primarily comprised of property acquired through loan foreclosure proceedings or acceptance of a deed-in-lieu of foreclosures, and loans classified as in-substance foreclosure. Other real estate owned is recorded at the lower of the recorded investment in the loan at the time of transfer or the fair value of the underlying property collateral, less estimated selling costs. Any write-down in the carrying value of a property at the time of acquisition is charged to the allowance for loan losses. Any subsequent write-downs to reflect current fair market value, as well as gains and losses on disposition and revenues and expenses incurred in maintaining such properties, are treated as period costs. Other real estate owned also includes bank premises formerly but no longer used for banking. Banking premises are transferred at the lower of carrying value or estimated fair value, less estimated selling costs.

(p) Derivative Instruments and Hedging Activities

The Corporation uses interest rate swaps, interest rate lock commitments and forward contracts sold to hedge interest rate risk for asset and liability management purposes. Foreign exchange derivatives are entered into to accommodate the needs of customers. All derivatives are recorded as either other assets or other liabilities at fair value. Credit risk associated with derivatives is reflected in the fair values recorded for those positions. Accounting for changes in fair value (i.e., gains or losses) of derivatives differs depending on whether the derivative has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. For derivatives that are not designated as hedging instruments, the gain or loss is recognized immediately in other operating income. A derivative that is designated and qualifies as a hedging instrument must be designated a fair value hedge, a cash flow hedge or a hedge of a net investment in a foreign operation. The Corporation does not have any cash flow hedges or derivatives that hedge net investments in foreign operations.

Effectiveness measures the extent to which changes in the fair value of a derivative instrument offset changes in the fair value of the hedged item. If the relationship between the change in the fair value of the derivative instrument and the fair value of the hedged item falls within a range considered to be the industry norm, the hedge is considered highly-effective and qualifies for hedge accounting. A hedge is ineffective if the offsetting difference between the fair values falls outside the acceptable range.

A fair value hedge is used to limit exposure to changes in the fair value of existing assets, liabilities and firm commitments caused by changes in interest rates or other economic factors. The Corporation recognizes the gain or loss on these derivatives, as well as the related gain or loss on the underlying hedged item, in earnings during the period in which the fair value changes. If a hedge is perfectly effective, the change in the fair value of the hedged item will be offset, resulting in no net effect on earnings.

A cash flow hedge is used to minimize the variability of future cash flows that is caused by changes in interest rates or other economic factors. The effective portion of a gain or loss on any cash flow hedge is reported as a component of accumulated other comprehensive income (loss) and reclassified into other operating income in the same period or periods that the hedged transaction affects earnings. Any ineffective portion of the derivative gain or loss is recognized in other operating income during the current period.

The Corporation enters into commitments to originate mortgage loans whereby the interest rate on the prospective loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value as derivative assets or liabilities, with changes in fair value recorded in net gain or loss on sale of mortgage loans.

(q) Income Taxes

Management evaluates two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period as adjusted by prior year provision to return adjustments. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Corporation follows the asset and liability method of accounting for income taxes. Deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect of a change in tax rates is recognized in income in the period of enactment date.

In assessing the realizability of deferred tax assets, Management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Assessing the need for, or the sufficiency of, a valuation allowance requires Management to evaluate all available evidence, both negative and positive, including the recent trend of quarterly earnings. Positive evidence necessary to overcome the negative evidence includes whether future taxable income in sufficient amounts and character within the carryback and carryforward periods is available under the tax law, including the use of tax planning strategies. When negative evidence (e.g., cumulative losses in recent years, history of operating loss or tax credit carryforwards expiring unused) exists, more positive evidence than negative evidence will be necessary.

Additional information regarding income taxes is included in Note 12 (Income Taxes).

(r) Treasury Stock

Treasury stock is accounted for using the cost method in which reacquired shares reduce outstanding Common Stock and capital surplus. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the last-in, first-out basis.

(s) Per Share Data

Basic net income per common share is calculated using the two-class method to determine income attributable to common shareholders. The two-class method is an earnings allocation formula that determines earnings per share for each share of common stock and participating securities according to dividends declared (distributed earnings) and participation rights in undistributed earnings. Distributed and undistributed earnings are allocated between common and participating security shareholders based on their respective rights to receive dividends. Unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are considered participating securities (i.e., nonvested restricted stock). Undistributed net losses are not allocated to nonvested restricted shareholders, as these shareholders do not have a contractual obligation to fund the losses incurred by the Corporation. Net income attributable to Common Stock is then divided by the weighted-average number of Common Stock outstanding during the period.

Diluted net income per common share is calculated under the more dilutive of either the treasury method or two-class method. For the diluted calculation, the weighted-average number of shares of Common Stock outstanding by the assumed conversion of outstanding convertible preferred stock from the beginning of the year or date of issuance, if later, and the number of shares of Common Stock that would be issued assuming the exercise of stock options and warrants using the treasury stock method. The treasury stock method assumes that the Corporation uses the proceeds from a hypothetical exercise of any options and warrants to repurchase Common Stock at the average market price during the period. These adjustments to the weighted-average number of shares of Common Stock outstanding are made only when such adjustments will dilute earnings per common share.

All earnings per share disclosures appearing in these financial statements, related notes and management’s discussion and analysis, are computed assuming dilution unless otherwise indicated. The Corporation’s earnings per share calculations are illustrated in Note 20 (Shareholders’ Equity) under the heading “Earnings per Share.”

(t) Trust Department Assets and Income

Property held by the Corporation in a fiduciary or other capacity for trust customers is not included in the accompanying consolidated financial statements, since such items are not assets of the Corporation. Trust department income is reported on the accrual basis of accounting.

(u) Share-Based Compensation

The Corporation’s share-based compensation plans are described in detail in Note 14 (Share-Based Compensation). The Corporation recognizes share-based compensation expense using the straight-line method over the requisite service period for all stock awards, including those with graded vesting, and reduced by assumed forfeitures. The requisite service period is the period an employee is required to provide service in order to vest in the award, which cannot extend beyond the date at which the employee is no longer required to perform any service to receive the share-based compensation (the retirement-eligible date). Certain awards are contingent upon performance conditions, which affect the number of awards ultimately granted. The Corporation periodically evaluates the probable outcome of the performance conditions and makes cumulative adjustments to compensation expense as appropriate.

(v) Pension and Other Postretirement Plans

Pension and other postretirement costs are based on assumptions concerning future events that will affect the amount and timing of required benefit payments under the Corporation’s plans. These assumptions include demographic assumptions such as retirement age and mortality, a compensation rate increase, a discount rate used to determine the current benefit obligation and a long-term expected rate of return on plan assets. Net periodic benefit cost includes service and interest cost based on the assumed discount rate, an expected return on plan assets based on an actuarially derived market-related value and amortization of prior service cost and net actuarial gains or losses. The amortization of any prior service costs is determined using a straight line amortization of the cost over the average remaining lifetime of participants expected to receive benefits under the plans. Actuarial gains and losses include the impact of plan amendments and various unrecognized gains and losses, which are deferred and amortized over the future service periods of active employees. The overfunded or underfunded status of the plans is recorded as an asset or liability, respectively, in the Consolidated Balance Sheet, with changes in that status recognized through other comprehensive income. Additional information about pension and other postretirement plans is included in Note 13 (Benefit Plans).

(w) Revenue Recognition

The Corporation recognizes revenues as they are earned based on contractual terms, as transactions occur, or as services are provided and collectability is reasonably assured. The Corporation’s principal source of revenue is interest income, which is recognized on an accrual basis primarily according to nondiscretionary formulas in written contracts, such as loan agreements or securities contracts.

(x) Fair Value Measurement

Fair value is defined as the price to sell an asset or transfer a liability in an orderly transaction between market participants. It represents an exit price at the measurement date. Market participants are buyers and sellers, who are independent, knowledgeable, and willing and able to transact in the principal (or most advantageous) market for the asset or liability being measured. Current market conditions, including imbalances between supply and demand, are considered in determining fair value. The Corporation values its assets and liabilities in the principal market where it sells the particular asset or transfers the liability with the greatest volume and level of activity. In the absence of a principal market, the valuation is based on the most advantageous market for the asset or liability (i.e., the market where the asset could be sold or the liability transferred at a price that maximizes the amount to be received for the asset or minimizes the amount to be paid to transfer the liability).

In measuring the fair value of an asset, the Corporation assumes the highest and best use of the asset by a market participant to maximize the value of the asset, and does not consider the intended use of the asset.

When measuring the fair value of a liability, the Corporation assumes that the nonperformance risk associated with the liability is the same before and after the transfer. Nonperformance risk is the risk that an obligation will not be satisfied and encompasses not only the Corporation’s own credit risk (i.e., the risk that the Corporation will fail to meet its obligation), but also other risks such as settlement risk. The Corporation considers the effect of its own credit risk on the fair value for any period in which fair value is measured.

There are three acceptable valuation techniques that can be used to measure fair value: the market approach, the income approach and the cost approach. Selection of the appropriate technique for valuing a particular asset or liability takes into consideration the exit market, the nature of the asset or liability being valued, and how a market participant would value the same asset or liability. Ultimately, determination of the appropriate valuation method requires significant judgment, and sufficient knowledge and expertise are required to apply the valuation techniques.

Valuation inputs refer to the assumptions market participants would use in pricing a given asset or liability using one of the three valuation techniques. Inputs can be observable or unobservable. Observable inputs are those assumptions which market participants would use in pricing the particular asset or liability. These inputs are based on market data and are obtained from a source independent of the Corporation. Unobservable inputs are assumptions based on the Corporation’s own information or estimate of assumptions used by market participants in pricing the asset or liability. Unobservable inputs are based on the best and most current information available on the measurement date. All inputs, whether observable or unobservable, are ranked in accordance with a prescribed fair value hierarchy which gives the highest ranking to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest ranking to unobservable inputs (Level 3). Fair values for assets or liabilities classified as Level 2 are based on one or a combination of the following factors: (i) quoted prices for similar assets; (ii) observable inputs for the asset or liability, such as interest rates or yield curves; or (iii) inputs derived principally from or corroborated by observable market data. The level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Corporation considers an input to be significant if it drives 10% or more of the total fair value of a particular asset or liability.

Assets and liabilities are considered to be fair valued on a recurring basis if fair value is measured regularly (i.e., daily, weekly, monthly or quarterly). Recurring valuation occurs at a minimum on the measurement date. Assets and liabilities are considered to be fair valued on a nonrecurring basis if the fair value measurement of the instrument does not necessarily result in a change in the amount recorded on the balance sheet. Generally, nonrecurring valuation is the result of the application of other accounting pronouncements which require assets or liabilities to be assessed for impairment or recorded at the lower of cost or fair value. The fair value of assets or liabilities transferred in or out of Level 3 is measured on the transfer date, with any additional changes in fair value subsequent to the transfer considered to be realized or unrealized gains or losses. Additional information regarding fair value measurements is provided in Note 17 (Fair Value Measurement).

(y) Reclassifications

Certain reclassifications of prior years’ amounts have been made to conform to current year presentation. Such reclassifications had no effect on prior year net income or shareholders’ equity.

(z) Recently Adopted Accounting Standards

FASB ASU 2015-10, Technical Corrections and Improvements. The amendments in this update cover a wide range of Topics in the Codification. The amendments in this update represent changes to clarify the Codification, correct unintended application of guidance, or make minor improvements to the accounting guidance and are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. Additionally, some of these amendments will make the accounting guidance easier to understand and eliminate inconsistencies. The ASU is effective immediately. The adoption of this accounting guidance did not have a material effect on the Corporation’s financial position or results of operations.

FASB ASU 2015-8, Business Combinations (Topic 805): Pushdown Accounting—Amendments to SEC Paragraphs Pursuant to Staff Accounting Bulletin No. 115 (SEC Update). The amendments in the SEC Update conform the accounting guidance with the various SEC paragraphs pursuance to the SEC Staff Accounting Bulletin No. 115. The SEC Update is effective immediately. The adoption of this accounting guidance did not have a material effect on the Corporation’s financial position or results of operations.

FASB ASU 2015-3, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The amendments in ASU 2015-03, require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from that debt liability, consistent with the presentation of a debt discount. An entity should apply the new guidance on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. For public business entities, these amendments are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years, and early adoption is permitted. An entity should apply the new guidance on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance. Upon transition, an entity is required to comply with the applicable disclosures for a change in an accounting principle. As of June 30, 2015, the Corporation adopted this accounting standard by classifying $3.7 million of deferred debt issuance costs as a deduction to long term debt. Management concluded that the classification of debt issuance costs capitalized in prior periods was immaterial as a component of other assets, total assets, total long term debt, and total liabilities.

FASB ASU 2014-14, Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure—a consensus of the FASB Emerging Issues Task Force. The objective of this update is to reduce diversity in practice by addressing the classification of certain foreclosed mortgage loans held by creditors that are either fully or partially guaranteed under government programs. The amendments in this update require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if the following conditions are met: 1) the loan has a government guarantee that is not separable from the loan before foreclosure; 2) at the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim; and 3) at the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. The ASU is effective for interim and annual periods beginning after December 15, 2014. The amendments can be adopted using either a prospective transition method or a modified retrospective transition method. The adoption of this accounting guidance did not have a material effect on the Corporation’s financial position or results of operations.

FASB ASU 2014-11, Transfers and Servicing: Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. The amendments in this update require entities to account for repurchase-to-maturity transactions as secured borrowings (rather than as sales with forward repurchase agreements), eliminate accounting guidance on linking repurchase financing transactions, and expand disclosure requirements related to certain transfers of financial assets that are accounted for as sales and certain transfers, such as repos, securities lending transactions, and repurchase-to-maturity transactions, accounted for as secured borrowings. The amendments in ASU 2014-11 are effective for the first interim or annual period beginning after December 15, 2014. The amendments must present changes in accounting for transactions outstanding on the effective date as a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. Early application is prohibited. The adoption of this accounting guidance did not have a material effect on the Corporation’s financial position or results of operations.

FASB ASU 2014-08, Presentation of Financial Statements and Property, Plant, and Equipment: Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. The amendments in this update change the definition of a discontinued operation in ASC 205-20 and require additional disclosures for transactions that meet the definition of a discontinued operation and certain other significant transactions that do not meet the discontinued operations criteria. The amendments in ASU 2014-08 are effective prospectively for all disposals, except disposals classified as held for sale before the adoption date or components initially classified as held for sale in periods beginning on or after December 15, 2014, with early adoption permitted. The adoption of this accounting guidance did not have a material effect on the Corporation’s financial position or results of operations.

FASB ASU 2014-04, Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. ASU 2014-04 amends the guidance in ASC 310-40 by clarifying when an in-substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. Additionally, the amendments require interim and annual disclosure of both 1) the amount of foreclosed residential real estate property held by the creditor and 2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in ASU 2014-04 are effective for annual periods, and interim period within those annual periods, beginning after December 15, 2014. The amendments can either be adopted using a modified retrospective or a prospective transition method. The adoption of this accounting guidance did not have a material effect on the Corporation’s financial position or results of operations.

FASB ASU 2014-01, Accounting for Investments in Qualified Affordable Housing Projects. The amendments in ASU 2014-01 do not change the existing accounting methods, but permit reporting entities to make an accounting policy election to account for their investments in qualified affordable projects using the proportional amortization method, if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). The amendments in ASU 2014-01 are effective for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014, and should be applied retrospectively to all periods presented. The Corporation early adopted ASU 2014-01 in the first quarter of 2014. Amortization of the initial investment cost of qualifying projects is now recorded in the provision for income taxes together with the tax credits and benefits received. Previously, the amortization was recorded as other noninterest expense. All prior period amounts have been restated to reflect the adoption of the amendment, which resulted in an offsetting decrease to other noninterest expense and increase to the provision for income taxes of approximately $3.1 million for the year ended December 31, 2013.

(aa) Recently Issued Accounting Standards

FASB ASU 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this Update supersede the guidance to classify equity securities with readily determinable fair values into different categories (that is, trading or available-for-sale) and require equity securities (including other ownership interests, such as partnerships, unincorporated joint ventures, and limited liability companies) to be measured at fair value with changes in the fair value recognized through net income. The amendments allow equity investments that do not have readily determinable fair values to be remeasured at fair value either upon the occurrence of an observable price change or upon identification of an impairment. The amendments also require enhanced disclosures about those investments. The amendments improve financial reporting by providing relevant information about an entity’s equity investments and reducing the number of items that are recognized in other comprehensive income. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The amendments should be applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The adoption of this guidance is not expected to have a material effect on the Corporation’s financial position or results of operations.

FASB ASU 2015-16, Business Combinations (Topic 805), Simplifying the Accounting for Measurement-Period Adjustments. The amendments in ASU 2015-16 require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. The amendments in this update should be applied prospectively to adjustments to provisional amounts that occur after the effective date of this update with earlier application permitted for financial statements that have not been issued. The adoption of this guidance is not expected to have a material effect on the Corporation’s financial position or results of operations.

FASB ASU 2015-5, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. The amendments in ASU 2015-05 provide guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The guidance will not change GAAP for a customer’s accounting for service contracts. In addition, the guidance in this update supersedes 350-40-25-16. Consequently, all software licenses within the scope of Subtopic 350-40 will be accounted for consistent with other licenses of intangible assets. The amendments are effective for public business entities for annual and interim periods within those annual periods, beginning after December 15, 2015. An entity can elect to adopt the amendments either (1) prospectively to all arrangements entered into or materially modified after the effective date or (2) retrospectively. For prospective transition, the only disclosure requirements at transition are the nature of and reason for the change in accounting principle, the transition method, and a qualitative description of the financial statement line items affected by the change. For retrospective transition, the disclosure requirements at transition include the requirements for prospective transition and quantitative information about the effects of the accounting change. The adoption of this guidance is not expected to have a material effect on the Corporation’s financial position or results of operations.

FASB ASU 2015-2, Amendments to the Consolidation Analysis. The amendments in ASU 2015-02 affect reporting entities that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. These amendments modify the current accounting guidance to address limited partnerships and similar entities; certain investments funds, fees paid to a decision maker or service provider, and the impact of fee arrangements and related parties on the primary beneficiary determination. The amendments are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. A reporting entity may apply the amendments using a modified retrospective approach by recording a cumulative-effect adjustment to equity as of the beginning of the fiscal year of adoption. A reporting entity also may apply the amendments retrospectively. The adoption of this guidance is not expected to have a material effect on the Corporation’s financial position or results of operations.

FASB ASU 2014–12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved After the Requisite Service Period — a consensus of the FASB Emerging Issues Task Force. The amendments in this update clarify that entities should treat performance targets that can be met after the requisite service period of a share-based payment award as performance conditions that affect vesting. Therefore, an entity would not record compensation expense (measured as of the grant date without taking into account the effect of the performance target) related to an award for which transfer to the employee is contingent on the entity’s satisfaction of a performance target until it becomes probable that the performance target will be met. The ASU does not contain any new disclosure requirements. The ASU is effective for interim and annual reporting periods beginning after December 15, 2015. Early adoption is permitted. In addition, entities will have the option of applying the guidance either prospectively (i.e., only to awards granted or modified on or after the effective date) or retrospectively. Retrospective application would only apply to awards with performance targets outstanding at or after the beginning of the first annual period presented (i.e., the earliest presented comparative period). The adoption of this guidance is not expected to have a material effect on the Corporation’s financial position or results of operations.

FASB ASU 2014-09, Revenue from Contracts with Customers. In May 2014, the FASB issued new accounting guidance that revises the criteria for determining when to recognize revenue from contracts with customers and expands disclosure requirements. The amendments in this update supersede virtually all existing GAAP revenue recognition guidance, including most industry-specific revenue recognition guidance. The core principle requires an entity to recognize revenue in a manner that depicts the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 applies to contracts with customers to provide goods and services, with certain exclusions such as lease contracts, financing arrangements, and financial instruments. On July 9, 2015, the FASB decided to delay, by one year, the effective dates, permitting public entities to apply this guidance to annual reporting periods beginning after December 15, 2017, with early adoption permitted, but not before December 15, 2016. The amendments can be adopted using either the full retrospective approach or a modified retrospective approach. There are many aspects of this new accounting guidance that are still being interpreted, and the FASB has recently proposed updates to certain aspects of the guidance. The Corporation is in process of assessing the potential impact the adoption of this guidance will have on its consolidated financial statements and related disclosures.

2.	Investment Securities

The following tables provide the amortized cost and fair value for the major categories of held-to-maturity and available-for-sale securities. Held-to-maturity securities are carried at amortized cost, which reflects historical cost, adjusted for amortization of premiums and accretion of discounts. Available-for-sale securities are carried at fair value with net unrealized gains or losses reported on an after tax basis as a component of OCI in shareholders’ equity.

	December 31, 2015
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale
Debt securities:
U.S. treasury bonds & notes	$5,001	$—	$(1)	$5,000
U.S. government agency debentures	2,500	—	(2)	2,498
U.S. states and political subdivisions	188,829	4,170	(204)	192,795
Residential mortgage-backed securities:
U.S. government agencies	900,358	11,325	(5,454)	906,229
Commercial mortgage-backed securities:
U.S. government agencies	173,912	220	(2,023)	172,109
Residential collateralized mortgage-backed securities:
U.S. government agencies	2,155,808	2,659	(30,147)	2,128,320
Nonagency	4	—	—	4
Commercial collateralized mortgage-backed securities:
U.S. government agencies	217,008	580	(1,269)	216,319
Asset-backed securities:
Collateralized loan obligations	297,831	26	(8,446)	289,411
Corporate debt securities	61,710	—	(9,481)	52,229

Total debt securities	4,002,961	18,980	(57,027)	3,964,914
Equity securities:
Marketable equity securities	2,821	—	—	2,821

Total equity securities	2,821	—	—	2,821

Total securities available for sale	$4,005,782	$18,980	$(57,027)	$3,967,735

Securities held-to-maturity
Debt securities:
U.S. government agency debentures	$25,000	$19	$—	$25,019
U.S. states and political subdivisions	571,738	22,180	(262)	593,656
Residential mortgage-backed securities:
U.S. government agencies	507,908	4,767	(2,999)	509,676
Commercial mortgage-backed securities:
U.S. government agencies	64,951	294	(574)	64,671
Residential collateralized mortgage-backed securities:
U.S. government agencies	1,161,340	75	(35,881)	1,125,534
Commercial collateralized mortgage-backed securities:
U.S. government agencies	255,359	676	(3,611)	252,424
Corporate debt securities	87,797	364	(22)	88,139

Total securities held to maturity	$2,674,093	$28,375	$(43,349)	$2,659,119

The Corporation’s U.S. states and political subdivisions portfolio is composed of general obligation bonds issued by a highly diversified number of states, cities, counties, and school districts. The amortized cost and fair value of the Corporation’s portfolio of general obligation bonds are summarized by U.S. state in the tables below. As illustrated in the tables below, the aggregate fair value of the Corporation’s general obligation bonds was greater than $10 million in 11 of the 37 U.S. states in which it holds investments.

(Dollars in thousands) U.S. State	December 31, 2015
	# of Issuers	Average Issue Size, Fair Value	Amortized Cost	Fair Value
Michigan	137	$1,381	$180,508	$189,259
Ohio	111	1,091	116,783	121,117
Illinois	55	1,870	99,524	102,867
Texas	58	807	45,818	46,805
Wisconsin	69	673	44,794	46,454
Pennsylvania	42	1,020	42,185	42,835
Washington	29	950	27,080	27,548
New Jersey	35	725	24,810	25,372
Minnesota	33	667	21,679	22,020
Missouri	15	1,078	15,878	16,174
New York	18	635	11,161	11,422
Other	110	759	81,815	83,477

Total general obligation bonds	712	$1,033	$712,035	$735,350

The Corporation’s investment policy states that municipal securities purchased are to be investment grade and allows for a 20% maximum portfolio concentration in municipal securities with a combined individual state to total municipal outstanding equal to or less than 25%. A municipal security is investment grade if (1) the security has a low risk of default by the obligor and (2) the full and timely payment of principal and interest is expected over the anticipated life of the instrument. The fact that a municipal security is rated by one nationally recognized credit rating agency is indicative, but not sufficient evidence, that a municipal security is investment grade. In all cases, the Corporation considers and documents within a security pre-purchase analysis factors such as capacity to pay, market and economic data, and such other factors as are available and relevant to the security or issuer. Factors to be considered in the ongoing monitoring of municipal securities and in the pre-purchase analysis include soundness of budgetary position, and sources, strength, and stability of tax or enterprise revenues. The Corporation also considers spreads to U.S. Treasuries on comparable bonds of similar credit quality, in addition to the above analysis, to assess whether municipal securities are investment grade. The Corporation performs a risk analysis for any security that is downgraded below investment grade to determine if the security should be retained or sold. This risk analysis includes, but is not limited to, discussions with the Corporation’s credit department as well as third party municipal credit analysts and review of the nationally recognized credit rating agency’s analysis describing the downgrade.

The Corporation’s evaluation of its municipal bond portfolio at December 31, 2015 did not uncover any facts or circumstances resulting in significantly different credit ratings than those assigned by a nationally recognized credit rating agency.

FRB and FHLB stock constitute the majority of other investments on the Consolidated Balance Sheet.

(In thousands)	December 31, 2015
FRB stock	$56,083
FHLB stock	91,714
Other	375

Total other investments	$148,172

FRB and FHLB stock is classified as a restricted investment, carried at cost and valued based on the ultimate recoverability of par value. Cash and stock dividends received on the stock are reported as interest income. There are no identified events or changes in circumstances that may have a significant adverse effect on these investments carried at cost.

Securities with a carrying value of $2.9 billion at December 31, 2015 were pledged to secure trust and public deposits and securities sold under agreements to repurchase and for other purposes required or permitted by law.

Realized Gains and Losses

The following table presents the proceeds from sales of available-for-sale securities and the gross realized gains and losses on the sales of those securities that have been included in earnings as a result of those sales. Gains or losses on the sales of available-for-sale securities are recognized upon sale and are determined using the specific identification method.

(In thousands)	Year Ended December 31, 2015
Realized gains	$2,608
Realized losses	(1,651)

Net securities (losses)/gains	$957

Gross Unrealized Losses and Fair Value

The following table presents the gross unrealized losses and fair value of securities by length of time that individual securities had been in a continuous loss position by major categories of available-for-sale and held-to-maturity securities.

	December 31, 2015
	Less than 12 months			12 months or longer			Total
(Dollars in thousands)	Fair Value	Unrealized Losses	Number Impaired Securities	Fair Value	Unrealized Losses	Number Impaired Securities	Fair Value	Unrealized Losses
Securities available-for-sale
Debt Securities
U.S. government agency debentures	$2,498	$(2)	1	$—	$—	—	$2,498	$(2)
U.S. treasury notes & bonds	5,000	(1)	1	—	—	—	5,000	(1)
U.S. states and political subdivisions	10,178	(37)	20	5,899	(167)	9	16,077	(204)
Residential mortgage-backed securities:
U.S. government agencies	328,156	(3,026)	27	95,895	(2,428)	7	424,051	(5,454)
Commercial mortgage-backed securities:
U.S. government agencies	107,074	(1,447)	15	12,401	(576)	1	119,475	(2,023)
Residential collateralized mortgage-backed securities:
U.S. government agencies	1,130,779	(10,587)	78	597,403	(19,560)	49	1,728,182	(30,147)
Commercial collateralized mortgage-backed securities:
U.S. government agencies	113,825	(893)	12	23,400	(376)	2	137,225	(1,269)
Asset-backed securities:
Collateralized loan obligations	151,810	(3,576)	26	126,422	(4,870)	15	278,232	(8,446)
Corporate debt securities	—	—	—	52,229	(9,481)	8	52,229	(9,481)

Total available-for-sale securities	$1,849,320	$(19,569)	180	$913,649	$(37,458)	91	$2,762,969	$(57,027)

Securities held-to-maturity
Debt Securities
U.S. government agency debentures	$—	$—	—	$—	$—	—	$—	$—
U.S. states and political subdivisions	18,465	(224)	21	4,174	(38)	6	22,639	(262)
Residential mortgage-backed securities:
U.S. government agencies	85,738	(715)	6	97,880	(2,284)	6	183,618	(2,999)
Commercial mortgage-backed securities:
U.S. government agencies	34,833	(346)	6	9,269	(228)	1	44,102	(574)
Residential collateralized mortgage-backed securities:
U.S. government agencies	140,514	(1,225)	12	941,982	(34,656)	55	1,082,496	(35,881)
Commercial collateralized mortgage-backed securities:
U.S. government agencies	71,812	(384)	7	117,992	(3,227)	11	189,804	(3,611)
Corporate debt securities	19,243	(22)	6	—	—	—	19,243	(22)

Total held-to-maturity securities	$370,605	$(2,916)	58	$1,171,297	$(40,433)	79	$1,541,902	$(43,349)

At least quarterly, the Corporation conducts a comprehensive security-level impairment assessment on all securities in an unrealized loss position to determine if OTTI exists. An unrealized loss exists when the current fair value of an individual security is less than its amortized cost basis. An OTTI loss must be recognized for a debt security in an unrealized loss position if the Corporation intends to sell the security or it is more likely than not that the Corporation will be required to sell the security before recovery of its amortized cost basis. In this situation, the amount of loss recognized in income is equal to the difference between the fair value and the amortized cost basis of the security. Even if the Corporation does not expect to sell the security, the Corporation must evaluate the expected cash flows to be received to determine if a credit loss has occurred. In the event of a credit loss, only the amount of impairment associated with the credit loss is recognized in income. The portion of the unrealized loss relating to other factors, such as liquidity conditions in the market or changes in market interest rates, is recorded in OCI. Equity securities are also evaluated to determine whether the unrealized loss is expected to be recoverable based on whether evidence exists to support a realizable value equal to or greater than the amortized cost basis. If it is probable that the Corporation will not recover the amortized cost basis, taking into consideration the estimated recovery period and its ability to hold the equity security until recovery, OTTI is recognized.

The security-level assessment is performed on each security, regardless of the classification of the security as available for sale or held to maturity. The assessments are based on the nature of the securities, the financial condition of the issuer, the extent and duration of the securities, the extent and duration of the loss and whether Management intends to sell or it is more likely than not that it will be required to sell a security before recovery of its amortized cost basis, which may be maturity. For those securities for which the assessment shows the Corporation will recover the entire cost basis, Management does not intend to sell these securities and it is not more likely than not that the Corporation will be required to sell them before the anticipated recovery of the amortized cost basis, the gross unrealized losses are recognized in OCI, net of tax.

The investment securities portfolio was in a net unrealized loss position of $53.0 million at December 31, 2015. Gross unrealized losses were $100.4 million as of December 31, 2015. As of December 31, 2015, gross unrealized losses are concentrated within agency MBS, CLOs, and corporate debt securities. Securities classified as corporate debt securities include eight, single issuer, trust preferred securities with stated maturities. Such investments are only 1% of the fair value of the available-for-sale investment portfolio. None of the corporate issuers have deferred paying dividends on their issued trust preferred shares in which the Corporation is invested. The fair values of these investments have been impacted by the market conditions which have caused risk premiums to increase, resulting in the decline in the fair value of the trust preferred securities.

Management believes the Corporation will fully recover the cost of these agency MBSs, CLOs, and corporate debt securities, and it does not intend to sell these securities and it is not more likely than not that it will be required to sell them before the anticipated recovery of the remaining amortized cost basis, which may be maturity. As a result, Management concluded that these securities were not other-than-temporarily impaired at December 31, 2015 and has recognized the total amount of the impairment in OCI, net of tax.

The new Volcker Rule, as originally adopted, may affect the Corporation’s ability to CLOs. As of December 31, 2015, the Corporation holds $289.4 million of CLOs with a gross unrealized loss position of $8.4 million. Management believes that its holdings of CLOs are not ownership interested in covered funds prohibited by the Volcker Rule regulations and, therefore, expects to be able to hold these investments until their stated maturities. Management seeks to maintain a CLO portfolio consistent with the requirements of the Volcker Rule, and new CLO investments are being made in accordance with the strategy.

Contractual Maturity of Debt Securities

The following table shows the remaining contractual maturities and contractual yields of debt securities held-to-maturity and available-for-sale as of December 31, 2015. Estimated lives on MBSs may differ from contractual maturities as issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 2015
(Dollars in thousands)	U.S. Government agency debentures	U.S. Treasuries	U.S. States and political subdivisions obligations	Residential mortgage- backed securities - U.S. govt. agency obligations	Commercial mortgage- backed securities - U.S. govt. agency obligations	Residential collateralized mortgage obligations - U.S. govt. agency obligations
Securities Available for Sale
Remaining maturity:
One year or less	$—	$5,000	$8,640	$—	$—	$—
Over one year through five years	2,498	—	78,968	37,010	14,825	10,922
Over five years through ten years	—	—	83,928	71,478	136,728	23,697
Over ten years	—	—	21,259	797,741	20,556	2,093,701

Fair Value	$2,498	$5,000	$192,795	$906,229	$172,109	$2,128,320

Amortized Cost	$2,500	$5,001	$188,829	$900,358	$173,912	$2,155,808

Weighted-Average Yield	1.25%	0.28%	5.19%	2.39%	2.03%	2.04%
Weighted-Average Maturity (in years)	2.42	—	2.17	3.78	4.52	3.89

Securities Held to Maturity
Remaining maturity:
One year or less	$—	$—	$63,383	$—	$—	$—
Over one year through five years	25,019	—	144,134	—	35,953	—
Over five years through ten years	—	—	216,331	23,421	28,718	—
Over ten years	—	—	169,808	486,255	—	1,125,534

Fair Value	$25,019	$—	$593,656	$509,676	$64,671	$1,125,534

Amortized Cost	$25,000	$—	$571,738	$507,908	$64,951	$1,161,340

Weighted-Average Yield	1.43%	—%	4.01%	2.15%	2.55%	1.60%
Weighted-Average Maturity (in years)	0.08	—	4.83	4.04	2.91	3.76

December 31, 2015
(Dollars in thousands)	Residential collateralized mortgage obligations - non- U.S. govt. agency issued	Commercial collateralized mortgage obligations - U.S. govt. agency obligations	Collateralized loan obligations	Corporate debt securities	Total	Weighted Average Yield
Securities Available for Sale
Remaining maturity:
One year or less	$—	$—	$—	$—	$13,640	1.99%
Over one year through five years	4	46,105	—	—	190,332	3.84%
Over five years through ten years	—	67,299	207,480	—	590,610	3.02%
Over ten years	—	102,915	81,931	52,229	3,170,332	2.09%

Fair Value	$4	$216,319	$289,411	$52,229	$3,964,914	2.31%

Amortized Cost	$4	$217,008	$297,831	$61,710	$4,002,961

Weighted-Average Yield	3.07%	2.11%	2.77%	1.24%	2.31%
Weighted-Average Maturity (in years)	0.90	4.00	6.51	11.81	4.13

Securities Held to Maturity
Remaining maturity:
One year or less	$—	$—	$—	$—	$63,383	1.99%
Over one year through five years	—	79,833	—	88,139	373,078	2.34%
Over five years through ten years	—	41,190	—	—	309,660	3.79%
Over ten years	—	131,401	—	—	1,912,998	2.12%

Fair Value	$—	$252,424	$—	$88,139	$2,659,119	2.33%

Amortized Cost	$—	$255,359	$—	$87,797	$2,674,093

Weighted-Average Yield	—%	2.34%	—%	2.28%	2.33%
Weighted-Average Maturity (in years)	—	4.04	—	2.02	3.96

3.	Loans

Loans outstanding as of December 31, 2015, net of unearned income, consisted of the following:

(In thousands)	December 31, 2015
Originated loans:
Commercial	$9,007,830
Residential mortgage	689,045
Installment	2,990,349
Home equity	1,248,438
Credit cards	182,843

Total originated loans	14,118,505
Allowance for originated loan losses	(105,135)

Net originated loans	$14,013,370

Acquired loans:
Commercial	$677,149
Residential mortgage	324,008
Installment	573,372
Home equity	168,542

Total acquired loans	1,743,071
Allowance for acquired loan losses	(3,877)

Net acquired loans	$1,739,194

FDIC acquired loans:
Commercial	129,109
Residential mortgage	35,568
Installment	2,077
Home equity	38,668
Loss share receivable	9,947

Total FDIC acquired loans	215,369
Allowance for FDIC acquired loan losses	(44,679)

Net FDIC acquired loans	$170,690

Total loans:
Commercial	$9,814,088
Residential mortgage	1,048,621
Installment	3,565,798
Home equity	1,455,648
Credit cards	182,843
Loss share receivable	9,947

Total loans	16,076,945
Total allowance for loan losses	(153,691)

Total Net loans	$15,923,254

Loan activity with related parties for the year ended December 31, 2015 is summarized as follows:

(In thousands)	Year Ended December 31, 2015
Aggregate amount at beginning of year	$20,682
New loans	5,365
Repayments	(5,619)
Changes in directors and their affiliations	—

Aggregate amount at end of year	$20,428

The following describes the distinction between originated, acquired and FDIC acquired loan portfolios and certain significant accounting policies relevant to each of these portfolios.

Originated Loans

Loans originated for investment are stated at their principal amount outstanding adjusted for partial charge-offs, and net deferred loan fees and costs. Interest income on loans is accrued over the term of the loans primarily using the “simple-interest” method based on the principal balance outstanding. Interest is not accrued on loans where collectability is uncertain. Accrued interest is presented separately in the consolidated balance sheet, except for accrued interest on credit card loans, which is included in the outstanding loan balance. Loan origination fees and certain direct costs incurred to extend credit are deferred and amortized over the term of the loan or loan commitment period as an adjustment to the related loan yield. Net deferred loan origination fees and costs amounted to $4.1 million at December 31, 2015.

Acquired Loans

Acquired loans are those purchased in the Citizens acquisition. These loans were recorded at estimated fair value at the Acquisition Date with no carryover of the related ALL. The acquired loans were segregated as of the Acquisition Date between those considered to be performing (acquired nonimpaired loans) and those with evidence of credit deterioration (acquired impaired loans). Acquired loans are considered impaired if there is evidence of credit deterioration and if it is probable, at acquisition, all contractually required payments will not be collected. Revolving loans, including lines of credit, are excluded from acquired impaired loan accounting.

Total outstanding acquired impaired loans were $406.0 million as of December 31, 2015. The outstanding balance of these loans is the undiscounted sum of all amounts, including amounts deemed principal, interest, fees, penalties, and other under the loan terms, owed at the reporting date, whether or not currently due and whether or not any such amounts have been charged off. Changes in the carrying amount and accretable yield for acquired impaired loans were as follows for the year ended December 31, 2015:

Acquired Impaired Loans (In thousands)	Year Ended December 31, 2015
	Accretable Yield	Carrying Amount of Loans
Balance at beginning of period	$119,450	$423,209
Accretion	(40,756)	40,756
Net reclassifications from nonaccretable to accretable	37,245	—
Payments received, net	—	(179,256)
Disposals	(26,116)	—

Balance at end of period	$89,823	$284,709

Cash flows expected to be collected on acquired impaired loans are estimated quarterly by incorporating several key assumptions similar to the initial estimate of fair value. These key assumptions include probability of default and the amount of actual prepayments after the acquisition date. Prepayments affect the estimated life of the loans and could change the amount of interest income, and possibly principal expected to be collected. In reforecasting future estimated cash flows, credit loss expectations are adjusted as necessary.

Improved cash flow expectations for loans or pools that were impaired in prior periods are recorded first as a reversal of previously recorded impairment and then as an increase in prospective yield when all previously recorded impairment has been recaptured. Decreases in expected cash flows are recognized as an impairment through a provision for loan loss and an increase to the allowance for acquired impaired loans.

During the year ended December 31, 2015, there was an overall improvement in cash flow expectations which resulted in a net reclassification of $37.2 million from the nonaccretable difference to accretable yield. The reclassification from the nonaccretable difference to the accretable yield results in prospective yield adjustments on the loan pools.

FDIC Acquired Loans and Related Loss Share Receivable

FDIC acquired loans include loans purchased in the 2010 FDIC-assisted acquisitions of George Washington and Midwest. George Washington and Midwest non-single family loss share agreements with the FDIC expired at March 31, 2015 and June 30, 2015, respectively, resulting in $129.1 million of loans no longer being covered as of December 31, 2015. As of December 31, 2015, $76.3 million of loans remained covered by single family loss share agreements.

Changes in the loss share receivable for the year ended December 31, 2015 were as follows:

Loss Share Receivable	Year Ended December
(In thousands)	31, 2015
Balance at beginning of period	$22,033
Amortization	(4,141)
Increase due to impairment on FDIC acquired loans	6,373
FDIC reimbursement	(13,795)
FDIC acquired loans paid in full	(523)

Balance at end of period (1)	$9,947

(1)	As of December 31, 2015, the loss share receivable of $9.9 million was related to single family covered loans.

Total outstanding FDIC acquired impaired loans were $323.7 million as of December 31, 2015. The outstanding balance of these loans is the undiscounted sum of all amounts, including amounts deemed principal, interest, fees, penalties, and other under the loan terms, owed at the reporting date, whether or not currently due and whether or not any such amounts have been charged off. Changes in the carrying amount and accretable yield for FDIC acquired impaired loans were as follows for the year ended December 31, 2015:

	Year Ended December 31, 2015
FDIC Acquired Impaired Loans	Accretable	Carrying Amount of
(In thousands)	Yield	Loans
Balance at beginning of period	$37,511	$232,452
Accretion	(14,947)	14,947
Net reclassifications from nonaccretable to accretable	4,818	—
Payments received, net	—	(116,751)
(Disposals)/Additions	(4,474)	—

Balance at end of period	$22,908	$130,648

The cash flows expected to be collected on FDIC acquired impaired loans are estimated quarterly in a similar manner as described above for acquired impaired loans. During the year ended December 31, 2015, the re-estimation process resulted in a net reclassification of $4.8 million from the nonaccretable difference to accretable yield. The reclassification from the nonaccretable difference to the accretable yield results in prospective yield adjustments on the loan pools.

Credit Quality Disclosures

The credit quality of the Corporation’s loan portfolios is assessed as a function of net credit losses, levels of nonperforming assets and delinquencies, and credit quality ratings as defined by the Corporation. These credit quality ratings are an important part of the Corporation’s overall credit risk management process and evaluation of the allowance for credit losses.

Generally loans, except for certain commercial, credit card and mortgage loans, and leases on which payments are past due for 90 days are placed on nonaccrual status, unless those loans are in the process of collection and, in Management’s opinion, are fully secured. Credit card loans on which payments are past due for 120 days are placed on nonaccrual status. Acquired and covered impaired loans are considered to be accruing and performing even though collection of contractual payments may be in doubt because income continues to be accreted on the loan pool as long as expected cash flows are reasonably estimable.

When a loan is placed on nonaccrual status, interest deemed uncollectible which had been accrued in prior years is charged against the ALL and interest deemed uncollectible accrued in the current year is reversed against interest income. Interest on mortgage loans is accrued until Management deems it uncollectible based upon the specific identification method. Payments subsequently received on nonaccrual loans are generally applied to principal. A loan is returned to accrual status when principal and interest are no longer past due and collectability is probable. This generally requires timely principal and interest payments for a minimum of six consecutive payment cycles. Loans are generally written off when deemed uncollectible or when they reach a predetermined number of days past due depending upon loan product, terms and other factors.

The following tables provide a summary of loans by portfolio type, including the delinquency status of those loans that continue to accrue interest and those loans that are nonaccrual:

As of December 31, 2015
							≥ 90 Days
(In thousands)	Days Past Due			Total		Total	Past Due and	Nonaccrual
Originated Loans	30-59	60-89	≥ 90	Past Due	Current	Loans	Accruing (1)	Loans
Commercial
C&I	$4,684	$115	$8,824	$13,623	$5,779,785	$5,793,408	$236	$23,123
CRE	12,880	—	2,260	15,140	2,062,204	2,077,344	153	4,503
Construction	1,360	—	486	1,846	643,491	645,337	—	482
Leases	—	—	—	—	491,741	491,741	—	—
Consumer
Installment	17,934	4,828	3,920	26,682	2,963,667	2,990,349	3,519	2,178
Home equity lines	1,952	913	1,478	4,343	1,244,095	1,248,438	513	1,674
Credit cards	1,449	494	632	2,575	180,268	182,843	725	545
Residential mortgages	11,099	1,519	6,693	19,311	669,734	689,045	2,876	11,600

Total originated loans	$51,358	$7,869	$24,293	$83,520	$14,034,985	$14,118,505	$8,022	$44,105

							≥ 90 Days
				Total		Total	Past Due and	Nonaccrual
Acquired Loans	30-59	60-89	≥ 90	Past Due	Current	Loans	Accruing (3)	Loans
Commercial
C&I	$311	$31	$3,336	$3,678	$236,467	$240,145	$13	$782
CRE	3,192	1,681	9,657	14,530	416,361	430,891	522	4,948
Construction	—	—	733	733	5,380	6,113	—	—
Consumer
Installment	5,059	1,329	974	7,362	566,010	573,372	236	835
Home equity lines	1,365	660	1,260	3,285	165,257	168,542	644	514
Residential mortgages	8,760	567	6,792	16,119	307,889	324,008	1,681	1,166

Total acquired loans	$18,687	$4,268	$22,752	$45,707	$1,697,364	$1,743,071	$3,096	$8,245

							≥ 90 Days
	Days Past Due			Total		Total	Past Due and	Nonaccrual
FDIC Acquired Loans (2)	30-59	60-89	≥ 90	Past Due	Current	Loans	Accruing (3)	Loans (3)
Commercial
C&I	$—	$—	$1,054	$1,054	$34,412	$35,466	n/a	n/a
CRE	296	354	28,501	29,151	58,623	87,774	n/a	n/a
Construction	—	—	3,761	3,761	2,108	5,869	n/a	n/a
Consumer
Installment	—	—	—	—	2,077	2,077	n/a	n/a
Home equity lines	2,230	52	1,917	4,199	34,469	38,668	n/a	n/a
Residential mortgages	4,616	172	2,655	7,443	28,125	35,568	n/a	n/a

Total FDIC acquired loans	$7,142	$578	$37,888	$45,608	$159,814	$205,422	n/a	n/a

(1)	Installment loans 90 days or more past due and accruing include $2.3 million of loans guaranteed by the U.S. government as of December 31, 2015.
(2)	Excludes loss share receivable of $9.9 million as of December 31, 2015.
(3)	Acquired and FDIC acquired impaired loans were not classified as nonperforming assets at December 31, 2015 as the loans are considered to be performing under ASC 310-30. As a result interest income, through the accretion of the difference between the carrying amount of the loans and the expected cash flows, is being recognized on all acquired and FDIC Acquired impaired loans. These asset quality disclosures are, therefore, not applicable to acquired and FDIC acquired impaired loans.

Individual commercial loans are assigned credit risk grades based on an internal assessment of conditions that affect a borrower’s ability to meet its contractual obligation under the loan agreement. The assessment process includes reviewing a borrower’s current financial information, historical payment experience, credit documentation, public information, and other information specific to each borrower. Commercial loans are reviewed on an annual, quarterly or rotational basis or as Management becomes aware of information regarding a borrower’s ability to fulfill its obligation. For consumer loans, Management evaluates credit quality based on the aging status of the loan as well as by payment activity, which is presented in the above tables.

The credit-risk grading process for commercial loans is summarized as follows:

“Pass” Loans (Grades 1, 2, 3, 4) are not considered a greater than normal credit risk. Generally, the borrowers have the apparent ability to satisfy obligations to the Corporation, and the Corporation anticipates insignificant uncollectible amounts based on its individual loan review.

“Special-Mention” Loans (Grade 5) are commercial loans that have identified potential weaknesses that deserve Management’s close attention. If left uncorrected, these potential weaknesses may result in noticeable deterioration of the repayment prospects for the asset or in the Corporation’s credit position.

“Substandard” Loans (Grade 6) are inadequately protected by the current financial condition and paying capacity of the obligor or by any collateral pledged. Loans so classified have a well-defined weakness or weaknesses that may jeopardize the liquidation of the debt pursuant to the contractual principal and interest terms. Such loans are characterized by the distinct possibility that the Corporation may sustain some loss if the deficiencies are not corrected.

“Doubtful” Loans (Grade 7) have all the weaknesses inherent in those classified as substandard, with the added characteristic that existing facts, conditions, and values make collection or liquidation in full highly improbable. Such loans are currently managed separately to determine the highest recovery alternatives.

The following tables provide a summary of commercial loans by portfolio type and the Corporation’s internal credit quality rating:

As of December 31, 2015
(In thousands)	Commercial
Originated Loans	C&I	CRE	Construction	Leases	Total
Grade 1	$60,440	$773	$—	$12,732	$73,945
Grade 2	353,581	831	—	69,258	423,670
Grade 3	1,371,850	319,987	59,182	49,956	1,800,975
Grade 4	3,756,333	1,697,261	569,098	344,763	6,367,455
Grade 5	124,140	18,388	7,193	7,858	157,579
Grade 6	124,483	40,105	9,864	7,174	181,626
Grade 7	2,581	(1)	—	—	2,580

Total	$5,793,408	$2,077,344	$645,337	$491,741	$9,007,830

	Commercial
Acquired Loans	C&I	CRE	Construction	Leases	Total
Grade 1	$346	$—	$—	$—	$346
Grade 2	—	—	—	—	—
Grade 3	15,548	27,387	—	—	42,935
Grade 4	200,736	361,518	5,380	—	567,634
Grade 5	11,735	12,546	—	—	24,281
Grade 6	11,780	29,440	733	—	41,953
Grade 7	—	—	—	—	—

Total	$240,145	$430,891	$6,113	$—	$677,149

	Commercial
FDIC Acquired Loans	C&I	CRE	Construction	Leases	Total
Grade 1	$—	$—	$—	$—	$—
Grade 2	1,072	—	—	—	1,072
Grade 3	—	7,004	—	—	7,004
Grade 4	31,637	49,917	819	—	82,373
Grade 5	295	—	—	—	295
Grade 6	2,462	30,853	5,050	—	38,365
Grade 7	—	—	—	—	—

Total	$35,466	$87,774	$5,869	$—	$129,109

4.	Allowance for Loan Losses

The Corporation’s Credit Policy Division manages credit risk by establishing common credit policies for its subsidiary bank, participating in approval of its loans, conducting reviews of loan portfolios, providing centralized consumer underwriting, collections and loan operation services, and overseeing loan workouts. The Corporation’s objective is to minimize losses from its commercial lending activities and to maintain consumer losses at acceptable levels that are stable and consistent with growth and profitability objectives.

The ALL is Management’s estimate of the amount of probable credit losses inherent in a loan portfolio at the balance sheet date. The following describes the distinctions in methodology used to estimate the ALL of originated, acquired and FDIC acquired loan portfolios as well as certain significant accounting policies relevant to each category.

Allowance for Originated Loan Losses

Management estimates credit losses based on originated individual loans determined to be impaired and on all other loans grouped based on similar risk characteristics. Management also considers internal and external factors such as economic conditions, loan management practices, portfolio monitoring, and other risks, collectively known as qualitative factors, or Q-factors, to estimate credit losses in the loan portfolio. Q-factors are used to reflect changes in the portfolio’s collectability characteristics not captured by historical loss data.

The Corporation’s historical loss component is the most significant of the ALL components and is based on historical loss experience by credit-risk grade (for commercial loan pools) and payment status (for mortgage and consumer loan pools). The historical loss experience component of the ALL represents the results of migration analysis of historical net charge-offs for portfolios of loans (including groups of commercial loans within each credit-risk grade and groups of consumer loans by payment status). For measuring loss exposure in a pool of loans, the historical net charge-off or migration experience is utilized to estimate expected losses to be realized from the pool of loans.

If a nonperforming, substandard loan has an outstanding balance of $0.3 million or greater or if a doubtful loan has an outstanding balance of $0.1 million or greater, as determined by the Corporation’s credit-risk grading process, further analysis is performed to determine the probable loss content and assign a specific allowance to the loan, if deemed appropriate. The ALL relating to originated loans that have become impaired is based on either expected cash flows discounted using the original effective interest rate, the observable market price, or the fair value of the collateral for certain collateral dependent loans.

The following tables show activity in the originated ALL, by portfolio segment for the year ended December 31, 2015, as well as the corresponding recorded investment in originated loans at the end of the period:

As of December 31, 2015
(In thousands) Originated Loans	C&I	CRE	Construction	Leases	Installment	Home Equity Lines	Credit Cards	Residential Mortgages	Total
Year ended
Allowance for originated loan losses, beginning balance	$37,375	$10,492	$2,202	$674	$12,918	$19,324	$7,966	$4,745	$95,696
Charge-offs	(14,913)	(625)	—	(1,268)	(21,630)	(4,032)	(4,867)	(1,443)	(48,778)
Recoveries	1,196	517	178	787	11,547	2,606	1,395	257	18,483
Provision for loan losses	21,102	(753)	(786)	1,120	11,348	2,196	4,337	1,170	39,734

Allowance for originated loan losses, ending balance	$44,760	$9,631	$1,594	$1,313	$14,183	$20,094	$8,831	$4,729	$105,135

Ending allowance for originated loan losses balance attributable to loans:
Individually evaluated for impairment	$11,837	$128	$—	$—	$1,009	$188	$243	$944	$14,349
Collectively evaluated for impairment	32,923	9,503	1,594	1,313	13,174	19,906	8,588	3,785	90,786

Total ending allowance for originated loan losses balance	$44,760	$9,631	$1,594	$1,313	$14,183	$20,094	$8,831	$4,729	$105,135

Originated loans:
Originated loans individually evaluated for impairment	$43,818	$16,614	$—	$—	$36,904	$7,080	$717	$23,905	$129,038
Originated loans collectively evaluated for impairment	5,749,590	2,060,730	645,337	491,741	2,953,445	1,241,358	182,126	665,140	13,989,467

Total originated loans	$5,793,408	$2,077,344	$645,337	$491,741	$2,990,349	$1,248,438	$182,843	$689,045	$14,118,505

Allowance for Acquired Loan Losses

The Citizens’ loans were recorded at their fair value as of the Acquisition Date and the prior ALL was eliminated. An ALL for acquired nonimpaired loans is estimated using a methodology similar to that used for originated loans. The allowance determined for each acquired nonimpaired loan is compared to the remaining fair value adjustment for that loan. If the computed allowance is greater, the excess is added to the allowance through a provision for loan losses. If the computed allowance is less, no additional allowance is recognized. As of December 31, 2015, the computed ALL was less than the remaining fair value discount; therefore, no allowance for acquired nonimpaired loan losses was recorded.

Charge-offs and actual losses on an acquired nonimpaired loan first reduce any remaining fair value discount for that loan. Once a loan’s discount is depleted, charge-offs and actual losses are applied against the acquired ALL. During the year ended December 31, 2015, provision for loan losses, equal to net charge-offs, of $6.5 million was recorded. Charge-offs on acquired nonimpaired loans were mainly related to consumer loans that were written off in accordance with the Corporation’s credit policies based on a predetermined number of days past due.

The ALL for acquired impaired loans is determined by comparing the present value of the cash flows expected to be collected to the carrying amount for a given pool of loans. Management reforecasts the estimated cash flows expected to be collected on acquired impaired loans on a quarterly basis. If the present value of expected cash flows for a pool is less than its carrying value, impairment is recognized by an increase in the ALL and a charge to the provision for loan losses. If the present value of expected cash flows for a pool is greater than its carrying value, any previously established ALL is reversed and any remaining difference increases the accretable yield which will be taken into interest income over the remaining life of the loan pool. See Note 3 (Loans) for further information on changes in accretable yield.

The following table presents activity in the allowance for acquired impaired loan losses for the year ended December 31, 2015:

Allowance for Acquired Impaired Loan Losses	Year Ended December
(In thousands)	31, 2015
Balance at beginning of the period	$7,457
Charge-offs	—
Recoveries	—
Provision/(recapture) for loan losses	(3,580)

Balance at end of the period	$3,877

Allowance for FDIC Acquired Loan Losses

The ALL for FDIC acquired nonimpaired loans is estimated similar to acquired loans as described above except any increase to the allowance and provision for loan losses is partially offset by an increase in the loss share receivable for the portion of the losses recoverable under the loss sharing agreements with the FDIC. As of December 31, 2015, the computed ALL was less than the remaining fair value discount, therefore, no ALL for FDIC acquired nonimpaired loans was recorded.

The following table presents activity in the allowance for FDIC acquired impaired loan losses for the year ended December 31, 2015:

Allowance for FDIC Acquired Impaired Loan Losses	Year Ended December
(In thousands)	31, 2015
Balance at beginning of the period	$40,496
Net provision/(recapture) for loan losses before benefit attributable to FDIC loss share agreements	8,830
Net (benefit)/recapture attributable to FDIC loss share agreements	(6,373)

Net provision/(recapture) for loan losses	2,457
Increase/(decrease) in loss share receivable	6,373
Loans charged-off	(4,647)

Balance at end of the period	$44,679

An acquired or FDIC acquired loan may be resolved either through receipt of payment (in full or in part) from the borrower, the sale of the loan to a third party, or foreclosure of the collateral. In the period of resolution of a nonimpaired loan, any remaining unamortized fair value adjustment is recognized as interest income. In the period of resolution of an impaired loan accounted for on an individual basis, the difference between the carrying amount of the loan and the proceeds received is recognized as a gain or loss within noninterest income. The majority of impaired loans are accounted for within a pool of loans which results in any difference between the proceeds received and the loan carrying amount being deferred as part of the carrying amount of the pool. The accretable amount of the pool remains unaffected from the resolution until the subsequent quarterly cash flow re-estimation. Favorable results from removal of the resolved loan from the pool increase the future accretable yield of the pool, while unfavorable results are recorded as impairment in the quarter of the cash flow re-estimation. Acquired or FDIC acquired impaired loans subject to modification are not removed from a pool even if those loans would otherwise be deemed TDRs as the pool, and not the individual loan, represents the unit of account.

Credit Quality

A loan is considered to be impaired when, based on current events or information, it is probable the Corporation will be unable to collect all amounts due (principal and interest) per the contractual terms of the loan agreement.

Interest income recognized on impaired loans was $0.6 million during the year ended 2015. Interest income which would have been earned in accordance with the original terms was $3.2 million during the year ended December 31, 2015.

Loan impairment is measured based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, at the observable market price of the loan, or the fair value of the collateral for certain collateral dependent loans. Impaired loans include all nonaccrual commercial, agricultural, construction, and commercial real estate loans, and loans modified as a TDR, regardless of nonperforming status. Acquired and FDIC acquired impaired loans are not considered or reported as impaired loans. Nonimpaired acquired loans that are subsequently placed on nonaccrual status and individually evaluated are reported as impaired loans and included in the Troubled Debt Restructurings section below. Acquired loans restructured after acquisition are not considered or reported as TDRs if the loans evidenced credit deterioration as of the date of acquisition and are accounted for in pools.

The following tables provide further detail on impaired loans individually evaluated for impairment and the associated ALL. Certain impaired loans do not have a related ALL as the valuation of these impaired loans exceeded the recorded investment.

As of December 31, 2015
		Unpaid		Average
Originated Loans	Recorded	Principal	Related	Recorded
(In thousands)	Investment	Balance	Allowance	Investment
Impaired loans with no related allowance
Commercial
C&I	$21,066	$23,854	$—	$27,215
CRE	15,465	17,456	—	13,031
Construction	—	—	—	—
Consumer
Installment	1,369	1,658	—	1,807
Home equity line	670	919	—	999
Credit card	21	21	—	20
Residential mortgages	11,550	13,901	—	11,979

Subtotal	50,141	57,809	—	55,051
Impaired loans with a related allowance
Commercial
C&I	22,752	28,881	11,837	11,284
CRE	1,149	1,173	128	3,037
Construction	—	—	—	—
Consumer
Installment	35,535	35,592	1,009	28,808
Home equity line	6,410	6,411	188	6,382
Credit card	696	696	243	757
Residential mortgages	12,355	12,458	944	12,619

Subtotal	78,897	85,211	14,349	62,887

Total impaired loans	$129,038	$143,020	$14,349	$117,938

Note 1:	These tables exclude loans fully charged off.
Note 2:	The differences between the recorded investment and unpaid principal balance amounts represent partial charge offs.

Troubled Debt Restructurings

In certain circumstances, the Corporation may modify the terms of a loan to maximize the collection of amounts due when a borrower is experiencing financial difficulties or is expected to experience difficulties in the near term. In most cases the modification is either a concessionary reduction in interest rate, extension of the maturity date or modification of the adjustable rate provisions of the loan that would otherwise not be considered; however, forgiveness of principal is rarely granted. Concessionary modifications are classified as TDRs unless the modification is short-term, typically less than 90 days. TDRs accrue interest if the borrower complies with the revised terms and conditions and has demonstrated repayment performance at a level commensurate with the modified terms for a minimum of six consecutive payment cycles after the restructuring date. Acquired loans restructured after acquisition are not considered or reported as TDRs if the loans evidenced credit deterioration as of the Acquisition Date and are accounted for in pools.

The substantial majority of the Corporation’s residential mortgage TDRs involve reducing the client’s loan payment through an interest rate reduction for a set period of time based on the borrower’s ability to service the modified loan payment. Modifications of mortgages retained in portfolio are handled using proprietary modification guidelines, or the FDIC’s Modification Program for residential first mortgages covered by loss share agreements (agreements between the Bank and the FDIC that afford the Bank significant protection against future losses). The Corporation participates in the U.S. Treasury’s Home Affordable Modification Program for originated mortgages sold to and serviced for FNMA and FHLMC.

Commercial and industrial loans modified in a TDR often involve temporary interest-only payments, term extensions and converting revolving credit lines to term loans. Additional collateral, a co-borrower, or a guarantor is often requested. Commercial real estate and construction loans modified in a TDR often involve reducing the interest rate for the remaining term of the loan, extending the maturity date at an interest rate lower than the current market rate for new debt with similar risk, or substituting or adding a new borrower or guarantor. Construction loans modified in a TDR may also involve extending the interest-only payment period. The Corporation has modified certain loans according to provisions in loss share agreements. Losses associated with modifications on these loans, including the economic impact of interest rate reductions, are generally eligible for reimbursement under the loss share agreements.

The following tables provide the number of loans modified in a TDR and the recorded investment and unpaid principal balance by loan portfolio as of December 31, 2015.

	As of December 31, 2015
(Dollars in thousands)	Number of Loans	Recorded Investment	Unpaid Principal Balance
Originated loans
Commercial
C&I	26	$33,087	$33,740
CRE	24	14,671	16,648
Construction	—	—	—

Total originated commercial	50	47,758	50,388
Consumer
Installment	1,223	36,904	37,250
Home equity lines	257	7,080	7,330
Credit card	212	717	717
Residential mortgages	312	23,905	26,359

Total originated consumer	2,004	68,606	71,656

Total originated loans	2,054	$116,364	$122,044

Acquired Loans
Commercial
C&I	1	$7,611	$7,611
CRE	3	918	1,044
Construction	—	—	—

Total acquired commercial	4	8,529	8,655
Consumer
Installment	51	1,117	1,211
Home equity lines	176	7,718	7,778
Residential mortgages	31	2,154	2,382

Total acquired consumer	258	10,989	11,371

Total acquired loans	262	$19,518	$20,026

FDIC Acquired loans
Commercial
C&I	—	$—	$—
CRE	3	14,056	12,479
Construction	1	593	682

Total FDIC acquired commercial	4	14,649	13,161
Consumer
Home equity lines	81	10,215	10,281
Residential mortgages	1	182	182

Total FDIC acquired consumer	82	10,397	10,463

Total FDIC acquired loans	86	$25,046	$23,624

Total loans
Commercial
C&I	27	$40,698	$41,351
CRE	30	29,645	30,171
Construction	1	593	682

Total commercial	58	70,936	72,204
Consumer
Installment	1,274	38,021	38,461
Home equity lines	514	25,013	25,389
Credit card	212	717	717
Residential mortgages	344	26,241	28,923

Total consumer	2,344	89,992	93,490

Total loans	2,402	$160,928	$165,694

Note 1:	For originated loans, the differences between the recorded investment and unpaid principal balance amounts represent partial charge offs.
Note 2:	For acquired and FDIC acquired loans, the differences between the recorded investment and unpaid principal balance amounts represent partial charge offs and remaining purchase discount.

The pre-modification and post-modification outstanding recorded investments of loans modified as TDRs during the year ended December 31, 2015 were not materially different. Post-modification balances may include capitalization of unpaid accrued interest and fees associated with the modification as well as forgiveness of principal. Loans modified as TDRs during the year ended December 31, 2015 did not involve the forgiveness of principal, accordingly, the Corporation did not record a charge-off at the modification date. Additionally, capitalization of any unpaid accrued interest and fees assessed to loans modified in the year ended December 31, 2015 were not material to the accompanying consolidated financial statements. Specific allowances for loan losses are established for loans whose terms have been modified in a TDR. Specific reserve allocations are generally assessed prior to loans being modified in a TDR, as most of these loans migrate from the Corporation’s internal watch list and have been specifically allocated for as part of the Corporation’s normal loan loss provisioning methodology. At December 31, 2015, the Corporation had $7.0 million in commitments to lend additional funds to debtors owing receivables whose terms have been modified in a TDR.

The following tables provide a summary of the delinquency status of TDRs along with the specific allowance for loan loss, by loan type, as of December 31, 2015, including TDRs that continue to accrue interest and TDRs included in nonperforming assets.

As of December 31, 2015
	Accruing TDRs			Nonaccruing TDRs			Total	Total
(In thousands)	Current	Delinquent	Total	Current	Delinquent	Total	TDRs	Allowance
Originated loans
Commercial
C&I	$22,566	$107	$22,673	$4,229	$6,185	$10,414	$33,087	$6,052
CRE	10,271	2,247	12,518	746	1,407	2,153	14,671	20
Construction	—	—	—	—	—	—	—	—

Total originated commercial	32,837	2,354	35,191	4,975	7,592	12,567	47,758	6,072
Consumer
Installment	34,902	794	35,696	1,125	83	1,208	36,904	1,009
Home equity lines	6,511	114	6,625	399	56	455	7,080	188
Credit card	575	140	715	—	2	2	717	243
Residential mortgages	12,869	2,896	15,765	4,611	3,529	8,140	23,905	944

Total originated consumer	54,857	3,944	58,801	6,135	3,670	9,805	68,606	2,384

Total originated TDRs	$87,694	$6,298	$93,992	$11,110	$11,262	$22,372	$116,364	$8,456

Acquired loans
Commercial
C&I	$7,611	$—	$7,611	$—	$—	$—	$7,611	$—
CRE	—	—	—	659	259	918	918	201
Construction	—	—	—	—	—	—	—	—

Total acquired commercial	7,611	—	7,611	659	259	918	8,529	201
Consumer
Installment	967	126	1,093	14	10	24	1,117	45
Home equity lines	6,941	655	7,596	122	—	122	7,718	70
Residential mortgages	1,096	256	1,352	802	—	802	2,154	—

Total acquired consumer	9,004	1,037	10,041	938	10	948	10,989	115

Total acquired TDRs	$16,615	$1,037	$17,652	$1,597	$269	$1,866	$19,518	$316

FDIC acquired loans
Commercial
C&I	$—	$—	$—	$—	$—	$—	$—	$—
CRE	—	14,056	14,056	—	—	—	14,056	2,333
Construction	593	—	593	—	—	—	593	—

Total FDIC acquired commercial	593	14,056	14,649	—	—	—	14,649	2,333
Consumer
Home equity lines	10,065	70	10,135	6	74	80	10,215	23
Residential mortgages	182	—	182	—	—	—	182	—

Total FDIC acquired consumer	10,247	70	10,317	6	74	80	10,397	23

Total FDIC acquired TDRs	$10,840	$14,126	$24,966	$6	$74	$80	$25,046	$2,356

Total loans
Commercial
C&I	$30,177	$107	$30,284	$4,229	$6,185	$10,414	$40,698	$6,052
CRE	10,271	16,303	26,574	1,405	1,666	3,071	29,645	2,554
Construction	593	—	593	—	—	—	593	—

Total commercial	41,041	16,410	57,451	5,634	7,851	13,485	70,936	8,606
Consumer
Installment	35,869	920	36,789	1,139	93	1,232	38,021	1,054
Home equity lines	23,517	839	24,356	527	130	657	25,013	281
Credit card	575	140	715	—	2	2	717	243
Residential mortgages	14,147	3,152	17,299	5,413	3,529	8,942	26,241	944

Total consumer	74,108	5,051	79,159	7,079	3,754	10,833	89,992	2,522

Total TDRs	$115,149	$21,461	$136,610	$12,713	$11,605	$24,318	$160,928	$11,128

Loans modified in a TDR are closely monitored for delinquency as an early indicator of possible future default. If loans modified in a TDR subsequently default, the Corporation evaluates the loan for possible further impairment. The ALL may be increased, adjustments may be made in the allocation of the ALL, or partial charge-offs may be taken to further write-down the carrying value of the loan.

On an ongoing basis, the Corporation monitors the performance of modified loans to their restructured terms. In the event of a subsequent default, the ALL continues to be reassessed on the basis of an individual evaluation of the loan.

The following table provides the number of loans modified in a TDR during the previous 12 months that subsequently defaulted during the year ended December 31, 2015, as well as the amount defaulted in these restructured loans as of December 31, 2015.

	As of December 31, 2015
(Dollars in thousands)	Number of Loans	Amount Defaulted
Originated loans
Commercial
C&I	—	$—
CRE	—	—
Construction	—	—

Total originated commercial	—	—
Consumer
Installment	8	113
Home equity lines	—	—
Credit card	10	51
Residential mortgages	—	—

Total originated consumer	18	$164

FDIC acquired loans
Commercial
C&I	—	$—
CRE	—	—
Construction	—	—

Total FDIC acquired commercial	—	$—

Acquired loans
Consumer
Installment	2	$61
Home equity lines	1	105
Residential mortgages	—	—

Total acquired consumer	3	$166

Total loans
Commercial
C&I	—	$—
CRE	—	—
Construction	—	—

Total commercial	—	—
Consumer
Installment	10	174
Home equity lines	2	348
Credit card	10	51
Residential mortgages	—	—

Total consumer	22	573

Total	22	$573

5.	Goodwill and Other Intangible Assets

Goodwill

Goodwill totaled $741.7 million as of December 31, 2015. The following table shows goodwill allocated by business segment.

(In thousands)	Commercial	Retail	Wealth	Total
Balance at December 31, 2015	$527,406	$193,961	$20,373	$741,740

The Corporation performed its annual impairment test of goodwill as of November 30, 2015 and determined that no impairment of goodwill had been incurred. Key changes in the market and our operations were monitored from our impairment test date of November 30 to year end in order to identify circumstances necessitating further testing of impairment. No such changes were noted for 2015. It is possible that a future conclusion could be reached that all or a portion of the Corporation’s goodwill may be impaired, in which case a noncash charge for the amount of such impairment would be recorded in earnings.

Other Intangible Assets

The Corporation has other intangible assets that are amortized, consisting of core deposit intangibles, lease intangibles and trust relationship intangibles. The following tables show the gross carrying amount, accumulated amortization, and net carrying amount of these intangible assets.

	December 31, 2015
	Gross Carrying	Accumulated	Net Carrying
(In thousands)	Amount	Amortization	Amount
Core deposit intangibles (1)	$82,323	$(28,304)	$54,019
Lease intangible	238	(212)	26
Trust relationships (2)	14,000	(7,417)	6,583

Total intangibles	$96,561	$(35,933)	$60,628

(1)	Core deposit intangibles are amortized on an accelerated basis over their estimated useful lives, which range from 10-15 years.
(2)	Trust relationship intangibles are amortized on an accelerated basis on their estimated useful lives of 12 years.

Amortization expense for intangible assets was $10.4 million in 2015.

The following table shows the estimated future amortization expense for intangible assets subject to amortization as of December 31, 2015.

(In thousands)
For the years ended:
December 31, 2016	$9,209
December 31, 2017	8,161
December 31, 2018	7,273
December 31, 2019	6,500
December 31, 2020	5,214

Total estimated future amortization	$36,357

6.	Mortgage Servicing Rights and Mortgage Servicing Activity

In the year ended December 31, 2015, the Corporation sold residential mortgage loans from the held for sale portfolio with unpaid principal balances of $76.7 million and recognized pretax gains of $1.2 million, which are included as a component of loan sales and servicing income. As of December 31, 2015, the Corporation retained the related MSRs, for which it receives servicing fees, on $60.3 million of the loans sold.

The Corporation serviced for third parties approximately $2.4 billion of residential mortgage loans at December 31, 2015. Loan servicing fees, not including valuation changes on MSRs included in loan sales and servicing income, were $6.3 million for the year ended December 31, 2015.

Servicing rights are presented within other assets on the accompanying Consolidated Balance Sheet. The retained servicing rights are initially valued at fair value. Since MSRs do not trade in an active market with readily observable prices, the Corporation relies primarily on a discounted cash flow analysis model to estimate the fair value of its mortgage servicing rights. Additional information can be found in Note 17 (Fair Value Measurement). MSRs are subsequently measured using the amortization method. Accordingly, the MSRs are amortized over the period of, and in proportion to, the estimated net servicing income and the related amortization is recorded in loan sales and servicing income.

Changes in the carrying amount of MSRs and the MSR valuation allowance are as follows:

(In thousands)	Year Ended December 31, 2015
Balance at beginning of period	$22,011
Addition of Citizens’ MSRs on Acquisition Date	—
Additions	619
Amortization	(3,693)

Balance at end of period	18,937
Valuation allowance at beginning of period	(955)
Recoveries (Additions)	556

Valuation Allowance at end of period	(399)

MSRs, net carrying balance	$18,538

Fair value at end of period	$19,149

On a quarterly basis, the Corporation assesses its capitalized servicing rights for impairment based on their current fair value. For purposes of the impairment, the servicing rights are disaggregated based on loan type and interest rate which are the predominant risk characteristics of the underlying loans. A valuation allowance is established through a charge to earnings to the extent the amortized cost of the MSRs exceeds the estimated fair value by stratification. If it is later determined that all or a portion of the temporary impairment no longer exists for the stratification, the valuation is reduced through a recovery to earnings. No permanent impairment losses were written off against the allowance during the year ended December 31, 2015.

Key economic assumptions and the sensitivity of the current fair value of the MSRS related to immediate 10% and 25% adverse changes in those assumptions at December 31, 2015, are presented in the following table below. These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in the fair value based on 10% variation in the prepayment speed assumption generally cannot be extrapolated because the relationship of the change in the prepayment speed assumption to the change in fair value may not be linear. Also, in the below table, the effect of a variation in the discount rate assumption on the fair value of the MSRs is calculated independently without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, changes in prepayment speed estimates could result in changes in the discount rates), which might magnify or counteract the sensitivities.

(Dollars in thousands)
Prepayment speed assumption (annual CPR)	10.93%
Decrease in fair value from 10% adverse change	$1,032
Decrease in fair value from 25% adverse change	$1,292
Discount rate assumption	9.39%
Decrease in fair value from 100 basis point adverse change	$599
Decrease in fair value from 200 basis point adverse change	$1,155
Expected weighted-average life (in months)	97.6

The following table shows the estimated future amortization for net MSRs as of December 31, 2015:

(In thousands)
Year Ended December 31,
2016	$3,075
2017	2,723
2018	2,281
2019	1,917
2020	1,608
more than 5 years	6,934

Total estimated future amortization	$18,538

7.	Restrictions on Cash and Dividends

The average balance on deposit with the FRB or other governing bodies to satisfy reserve requirements amounted to $15.3 million during 2015. The level of this balance is based upon amounts and types of customers’ deposits held by the banking subsidiary of the Corporation. In addition, deposits are maintained with other banks at levels determined by Management based upon the volumes of activity and prevailing interest rates to compensate for check-clearing, safekeeping, collection and other bank services performed by these banks. At December 31, 2015, cash and due from banks included $0.3 million deposited with other banks for these reasons.

Dividends paid by the subsidiaries are the principal source of funds to enable the payment of dividends by the Corporation to its shareholders. These payments by the subsidiaries in 2015 were restricted, by the regulatory agencies, principally to the total of 2015 net income plus undistributed net income of the previous two calendar years. Regulatory approval must be obtained for the payment of dividends of any greater amount.

8.	Premises and Equipment

The components of premises and equipment are as follows:

(In thousands)	As of December 31, 2015	Estimated useful lives
Land	$57,040	—
Buildings	309,754	10-35 yrs
Equipment	182,385	3-15 yrs
Leasehold improvements	24,765	1-20 yrs
Software	116,280	3-7 yrs

	690,224
Less accumulated depreciation and amortization	370,736

Total premises and equipment	$319,488

Amounts included in noninterest expense in the accompanying Consolidated Statement of Income for depreciation and amortization aggregated $40.7 million for the year ended 2015.

9.	Certificates and Other Time Deposits

The aggregate amounts of certificates and other time deposits of $100 thousand and over at December 31, 2015 were $794.8 million. Interest expense on these certificates and time deposits amounted to $3.1 million in 2015.

Maturities of certificates and other time deposits as of December 31, 2015 are as follows:

(In thousands)
For the year ended December 31,
2016	$1,525,838
2017	407,919
2018	124,610
2019	103,921
2020	73,131
2021 and after	3,484

Total certificates and other time deposits	$2,238,903

10.	Federal Funds Purchased and Securities Sold under Agreements to Repurchase

The following table presents federal funds purchased and securities sold under agreements to repurchase as of December 31, 2015.

(In thousands)	As of December 31, 2015
Federal funds purchased and securities sold under agreements to repurchase	$1,037,075

Securities sold under agreements to repurchase are secured by securities with a carrying value of $813.3 million at December 31, 2015. Securities sold under agreements to repurchase have an overnight maturity at December 31, 2015.

Selected financial statement information pertaining to the securities sold under agreements to repurchase is as follows:

(Dollars in thousands)	As of December 31, 2015
Average balance during the year	$1,138,307
Weighted-average annual interest rate during the year	0.10%
Maximum month-end balance	$1,519,250

11.	Borrowed Funds

The following table presents wholesale borrowings and long-term debt as of December 31, 2015.

(In thousands)	As of December 31, 2015
FHLB advances	$580,501
Subordinated debentures	505,173
Other	147

Total borrowed funds	$1,085,821

FHLB advances were secured by a lien on residential and other real estate-related loans totaling $5.1 billion at December 31, 2015. The FHLB advances have interest rates that range from 0.34% to 4.12% as of December 31, 2015.

On November 25, 2014, the Bank issued $250 million in aggregate principal of subordinated notes, due November 25, 2026, and bearing interest at an annual rate of 4.27% payable semi-annually in arrears on May 25 and November 25 of each year. The net proceeds were used to initially pay down existing federal funds purchased and securities sold under repurchase agreements, general corporate purposes, and as capital to support the Bank’s growth. The subordinated notes are not redeemable by the Bank or callable by the holders prior to maturity.

Selected financial statement information pertaining to the Corporation’s borrowed funds is as follows:

(Dollars in thousands)	As of December 31, 2015
Average balance during the year	$885,478
Weighted-average annual interest rate during the year	2.35%
Maximum month-end balance	$1,189,093

The following table illustrates the contractual maturities of the Corporation’s borrowed funds at December 31, 2015:

	One Year	One to	Three to	Over Five
(In thousands)	or Less	Three Years	Five Years	Years	Total
FHLB advances	$310,716	$230,193	$—	$39,592	$580,501
Subordinated debentures	—	—	—	505,173	505,173
Other	71	76	—	—	147

Total borrowed funds	$310,787	$230,269	$—	$544,765	$1,085,821

12.	Income Taxes

Income tax expense is comprised of the following:

(In thousands)	Year Ended December 31, 2015
Taxes currently payable
Federal	$52,869
State	(3,119)
Deferred expense	47,269

Total income tax expense	$97,019

The actual income tax rate differs from the statutory tax rate as shown in the following table:

Year Ended December 31, 2015
Statutory rate	35.00%
Increase (decrease) in rate due to:
Interest on tax-exempt securities and tax-free loans, net	(2.75)
Merger expenses at acquisition	—
Reduction in excess tax reserves	—
Bank owned life insurance	(1.76)
State income tax (net)	0.59
Tax credits	(0.82)
ESOP Dividends	(0.14)
Nondeductible meals and entertainment	0.25
Other	(0.66)

Effective tax rates	29.71%

Income tax expense as reflected in the previous table excludes net worth-based taxes, which are assessed on financial institutions in lieu of income tax in Ohio, Pennsylvania and Michigan. These taxes are $8.1 million in 2015 and are recorded in other operating expense in the accompanying Consolidated Statement of Income.

Principal components of the Corporation’s net deferred tax asset are summarized as follows:

(In thousands)	Year Ended December 31, 2015
Deferred tax assets:
Allowance for credit losses	$40,069
Employee benefits	50,868
Real Estate Mortgage Investment Credit	3,791
Acquired liabilities	5,931
Acquired loans	25,388
Available for sale securities	11,475
Loan fees and expenses	—
Federal NOL carryforwards	102,194
Alternative minimum tax credit carryforward	112,861
General business tax credit carryforward	2,924
State income tax (net of federal benefit)	2,441
Other	1,789

Total deferred tax assets	359,731

Deferred tax liabilities:
Leased assets and depreciation	(41,649)
FHLB stock	(18,641)
Loan fees and expenses	(1,480)
Goodwill	(26,885)
Core deposit intangibles	(18,697)
Other	—

Total deferred tax liabilities	(107,352)

Total net deferred tax asset	$252,379

At December 31, 2015, there was no valuation allowance for deferred tax assets.

At December 31, 2015, the Corporation had gross federal loss carryforwards of $292.0 million that expire in 2028 through 2032, general business credits of $2.9 million that expire in 2028, and $112.9 million of federal alternative minimum tax credits with an indefinite life. In addition, future state income taxes are expected to be reduced by $450.0 thousand resulting from state non-operating losses at various levels in various states. This benefit is expected to be fully used during the expiration period of 2015 through 2027.

The period change in deferred taxes recorded both directly to shareholders’ equity and as a part of the income tax expense is summarized as follows:

(In thousands)	Year Ended December 31, 2015
Deferred tax changes reflected in other comprehensive income	$(10,565)
Deferred tax changes reflected in Federal income tax expense	47,269

Net decrease/(increase) in DTA	$36,704

Income tax benefits are recognized in the financial statements for a tax position only if it is considered “more likely than not” of being sustained on audit based solely on the technical merits of the income tax position. If the recognition criteria are met, the amount of income tax benefits to be recognized is measured based on the largest income tax benefit that is more than 50 percent likely to be realized on ultimate resolution of the tax position.

A reconciliation of the change in the reserve for uncertain tax positions for 2015 is as follows:

(In thousands)	Federal and State Tax	Accrued Interest and Penalties	Gross Unrecognized Income Tax Benefits
Balance as of January 1, 2015	$305	$19	$324
Additions for tax provisions related to prior year	299	17	316
Reduction for tax positions related to prior year due closed tax years	—	—	—
Reduction for tax positions related to prior tax years	(134)	—	(134)

Balance at December 31, 2015	$470	$36	$506

Components of Reserve:
State income tax exposure	$470	$36	$506

Balance at December 31, 2015	$470	$36	$506

The Corporation recognized accrued interest and penalties, as appropriate, related to UTBs, in the effective tax rate. The balance of accrued interest and penalties at the reporting periods is presented in the table above. The reserve of uncertain tax positions is recorded in accrued taxes, expenses and other liabilities on the Consolidated Balance Sheet.

The Corporation is routinely examined by various taxing authorities. With few exceptions, the Corporation is no longer subject to federal, state and local tax examinations by tax authorities for years before 2012. The expiration of statutes of limitation for various jurisdictions is expected to reduce the UTB balance by approximately $50 thousand within the next twelve months. Management anticipates that the UTB balance will increase by $0.2 million as a result of the 2015 tax filings in the next twelve months. If the total amount of UTBs were recognized the effective tax rate would decrease by 0.15 to 29.71% at December 31, 2015.

Management monitors changes in tax statutes and regulations and the issuance of judicial decisions to determine the potential impact to uncertain income tax positions. As of December 31, 2015, Management had identified no other potential U.S. Treasury regulations or legislative initiatives that could have a significant impact on the UTB balance within the next twelve months.

13.	Benefit Plans

Pension plans. The Corporation had a noncontributory qualified defined benefit pension plan that covered all eligible legacy FirstMerit employees vested in the pension plan as of December 31, 2006 (“FirstMerit Pension Plan”). The FirstMerit Pension Plan was frozen for nonvested employees and closed to new entrants after December 31, 2006. Effective December 31, 2012, the FirstMerit Pension Plan was frozen for vested employees resulting in no benefits accruing after December 31, 2012. Employees will have an accrued benefit which will be paid upon retirement.

Certain former Citizens’ employees were covered by a cash balance defined benefit pension plan after the Acquisition Date through December 31, 2013 (“Citizens Pension Plan”). Effective December 31, 2006, the Citizens Pension Plan was frozen, preserving prior earned benefits but discontinuing the accrual of future benefits.

As of December 31, 2013, the Corporation adopted one noncontributory qualified defined pension plan covering all eligible FirstMerit and former Citizens employees, with the FirstMerit Pension Plan being the surviving plan. The Citizens Pension Plan ceased to exist after December 31, 2013. The plan assets of the FirstMerit Pension Plan and the Citizens Pension Plan were combined and invested in a single trust as of December 31, 2013. Benefits remain frozen in the combined plan with the unique benefit structure under each of the FirstMerit and Citizens Pension Plans retained in the combined plan.

A supplemental nonqualified, nonfunded pension plan for certain officers is also maintained and is being provided for by charges to earnings sufficient to meet the projected benefit obligation. The pension cost for this plan is based on substantially the same actuarial methods and economic assumptions as those used for the FirstMerit Pension Plan. On December 18, 2013, the FirstMerit Corporation Amended and Restated Supplemental Executive Retirement Plan was amended to freeze the benefit payable to the Corporation’s Chairman, President and Chief Executive Officer (“CEO”) at the level of the benefit accrued by the CEO under the plan as of November 30, 2013. Subsequent increases or decreases in the CEO’s compensation nor any changes in circumstances will cause any increase or decrease in the amount payable to the CEO under this plan.

Postretirement medical and life insurance plan. The Corporation also sponsors a benefit plan that provided postretirement medical and life insurance for retired employees (“FirstMerit Postretirement Plan”). The Corporation’s medical contribution was limited to 200% of the 1993 level for employees who retire after January 1, 1993.

Effective March 1, 2009, the Corporation discontinued the subsidy for retiree medical for current eligible active employees. Eligible employees who retired on or prior to March 1, 2009, were offered subsidized retiree medical coverage until age 65. Employees who retired after March 1, 2009, do not receive a Corporation subsidy toward retiree medical coverage.

Effective January 1, 2012, the FirstMerit Postretirement Plan was amended to cap the Corporation’s subsidy on retiree medical costs. Any cost incurred over the cap will be the responsibility of the retiree.

Effective January 1, 2016, the FirstMerit Postretirement Plan was amended to cap the life insurance benefits for all retirees at $10,000.

Employer-provided subsidies under the postretirement medical plan will be discontinued after 2018. As a result, a three-year sunset of this subsidized coverage is reflected in the December 31, 2015 disclosures.

Postretirement medical and life insurance plans were also maintained for certain former Citizens employees after the Acquisition Date through December 31, 2013, (“Citizens Postretirement Plan”). Citizens’ Postretirement Plan provided postretirement health and dental care to full-time employees who retired with eligibility for coverage based on historical plan terms.

As of December 31, 2013, the Corporation adopted one postretirement plan covering all eligible FirstMerit and former Citizens employees, with the FirstMerit Postretirement Plan being the surviving plan. The Citizens Postretirement Plan ceased to exist after December 31, 2013, and future benefits to the existing participants of the Citizens Postretirement Plan will be provided under the FirstMerit Postretirement Plan. The Corporation reserves the right to terminate or amend the FirstMerit Postretirement Plan at any time.

Other employee benefits. FirstMerit’s Amended and Restated Executive Deferred Compensation Plan (“FirstMerit Deferred Compensation Plan”) allows participating executives to elect to receive incentive compensation payable with respect to any year in whole Common Stock or cash, or to elect to defer receipt of any incentive compensation otherwise payable with respect to any year in increments of 1%. An account is maintained in the name of each participant and is credited with cash or Common Stock equal to the number of shares that could have been purchased with the amount of any compensation so deferred, at the closing price of the Common Stock on the day as of which the share account is so credited. The deferred compensation liability at December 31, 2015 was $18.6 million and is included in accrued taxes, expenses and other liabilities on the accompanying Consolidated Balance Sheet.

Savings plans. The Corporation maintains a retirement savings plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, covering substantially all full-time and part-time employees beginning in the quarter following three months of continuous employment (“FirstMerit 401(k) Plan”). For the year ended December 31, 2015, the employer’s matching contribution to the FirstMerit 401(k) Plan was 100% on the first 3% and then 50% on the next 2% of the employee’s qualifying salary. Contributions made by the Corporation to the FirstMerit 401(k) Plan were $7.6 million for 2015. Matching contributions vest in accordance with plan specifications.

From the Acquisition Date through the close of business December 31, 2013, eligible Citizens employees who were employed by the Corporation continued to be covered by an employee savings plan under Section 401(k) (“Citizens 401(k) Plan”). Contributions to the Citizens 401(k) Plan were matched 50% on the first 2% of salary deferred and 25% on the next 6% deferred. The Corporation contributed $1.1 million to the Citizens 401(k) Plan from Acquisition Date through December 31, 2013. The Citizens 401(k) Plan was merged with the FirstMerit 401(k) Plan as of close of business December 31, 2013. The plan terms of the merged plans are substantially the same as the FirstMerit 401(k) Plan.

The Corporation maintained a qualified defined contribution plan known as Retirement Investment Plan through December 31, 2012. Effective with the termination of this plan as of January 1, 2013, the Corporation will provide, for a five-year period, a transition contribution equal to 3% of an employee’s qualifying salary to all eligible plan participants that have earned 60 age-plus-service points, as of December 31, 2012. This transition contribution totaled $0.9 million for the year ended December 31, 2015.

The combined components of net periodic pension and postretirement benefits and other amounts recognized in AOCI for the Corporation’s pension and postretirement benefit plans as of December 31, 2015 are as follows:

(In thousands)	Pension Benefits	Postretirement Benefits
Net periodic cost consists of:
Service cost	$830	$165
Interest cost	14,069	575
Expected return on plan assets	(15,607)	—
Amortization of prior service cost/(credit)	2,279	(639)
Amortization of actuarial (gains)/losses	4,227	325
Settlement / curtailment income	—	—

Net periodic cost (benefit)	5,798	426
Other changes in plan assets and benefit obligations recognized in Other comprehensive income:
Current year actuarial losses/(gains)	7,987	(8,103)
Amortization of actuarial gains/(losses)	(4,227)	(325)
Amortization of prior service (cost)/credit	(2,279)	639

Total recognized in AOCI, before income taxes	1,481	(7,789)
Total recognized in net periodic cost and AOCI	$7,279	$(7,363)

A measurement date of December 31 is used for plan assets and benefit obligations. The following table sets forth a reconciliation of the changes in the projected benefit obligation for the Corporation’s pension and postretirement benefit plans as of December 31, 2015, as well as the change in plan assets for the Corporation’s qualified pension plans:

(In thousands)	Pension Benefits	Postretirement Benefits
Accumulated benefit obligation, end of year	$339,661

Change in projected benefit obligation:
Projected benefit obligation, beginning of year	355,642	$15,164
Service cost	830	165
Interest cost	14,069	575
Plan amendments	—	(7,657)
Participant contributions	—	1,805
Actuarial (gains)/losses and change in assumptions	(10,469)	(446)
Benefits paid	(19,252)	(2,765)

Projected benefit obligation, end of year	$340,820	$6,841

Change in plan assets, at fair value:
Fair value of plan assets, beginning of year	$257,355	$—
Actual return on plan assets	(2,849)	—
Participant contributions	—	1,805
Employer contributions	1,527	960
Benefits paid	(19,252)	(2,765)

Fair value of plan assets, end of year	$236,781	$—

Funded status (1)	(104,039)	(6,841)
Amounts recognized in AOCI before income taxes:
Prior service cost (credit)	$308	$(12,389)
Net actuarial loss	103,477	4,364

Amount recognized in AOCI	$103,785	$(8,025)

(1)	The Corporation recognizes the underfunded status of the plans in accrued taxes, expenses and other liabilities on the Consolidated Balance Sheet.

As indicated in the table above, the benefit obligation and accumulated benefit obligation for all of the Corporation’s pension plans were in excess of the fair value of plan assets.

Actuarial assumptions. The actuarial assumptions used to determine year end obligations for the Corporation’s pension and postretirement plans were as follows:

Weighted-average assumptions for year end obligations	2015
Discount rate
Qualified pensions	4.57%
Nonqualified pensions	3.99%
Postretirement medical benefits, FirstMerit’s plan	1.76%
Postretirement medical benefits, Citizens’ plan	1.77%
Postretirement life insurance benefits	4.79%
Expected long-term rate of return	6.00%
Rate of compensation increase
Qualified pensions	na
Nonqualified pensions	3.75%
Assumed health care cost trend rate, pre-65 (1) (2)
Initial trend	na
Ultimate trend	na
Year ultimate trend reached	na
Assumed health care cost trend rate, post-65 (1) (2)
Initial trend	na
Ultimate trend	na
Year ultimate trend reached	na
Prescription Drugs (2)
Initial trend	na
Ultimate trend	na
Year ultimate trend reached	na

(1)	The health care cost trend assumptions relate only to the postretirement benefit plans. Increasing or decreasing the assumed health care cost trend rates by one percentage point each future year would not have a material impact on total service and interest cost or the year end benefit obligation.
(2)	Employer-provided subsidies under the postretirement medical plan will be discontinued after 2018. As a result, a three-year sunset of this subsidized coverage is reflected in the December 31, 2015 disclosures. Since employer subsidies are not expected to change from current levels, health care trend rates no longer have any impact on the accounting liabilities.

The actuarial assumptions used as of the beginning of the year to determine the net periodic costs for the Corporation’s pension and postretirement plans were as follows:

Weighted-average assumptions for benefit cost at beginning of year	2015
Discount rate
Qualified pension	4.19%
Nonqualified pensions	3.61%
Postretirement medical benefits	3.50%
Postretirement life insurance benefits	4.36%
Expected long-term rate of return	6.50%
Rate of compensation increase
Qualified pension	na
Nonqualified pensions	3.75%
Assumed health care cost trend rate, pre-65 (1)
Initial trend	7.00%
Ultimate trend	5.00%
Year ultimate trend reached	2019
Assumed health care cost trend rate, post-65 (1)
Initial trend	11.50%
Ultimate trend	5.00%
Year ultimate trend reached	2027
Prescription Drugs
Initial trend	7.50%
Ultimate trend	5.00%
Year ultimate trend reached	2019

(1)	The health care cost trend assumptions relate only to the postretirement benefit plans. Increasing or decreasing the assumed health care cost trend rates by one percentage point each future year would not have a material impact on total service and interest cost or the year end benefit obligation.

The discount rates are determined independently for each plan and reflect the market rate for high-quality fixed income debt instruments, that are rated double-A or higher by a recognized ratings agency.

The rate of return on plan assets is a long-term assumption established by considering historic plan asset returns and anticipated returns of the asset classes invested in by the pension plan and the allocation strategy currently in place among those classes. The expected return on equities was computed using a valuation framework, which projected future returns based on current equity valuations rather than historical returns. Due to active management of the plan’s assets, the return on the plan equity investments historically has exceeded market averages. Management estimated the rate by which the plan assets would outperform the market in the future based on historical experience adjusted for changes in asset allocation and expectations for overall future returns on equities compared to past periods.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 introduced a prescription drug benefit under Medicare, and provides a federal subsidy to sponsors of retiree healthcare benefit plans that offer “actuarially equivalent” prescription drug coverage to retirees. For the year ended December 31, 2015, these subsidies did not have a material effect on the APBO and net postretirement benefit cost for the Corporation.

Net unrecognized actuarial gains or losses and prior service costs are recognized as an adjustment to accumulated other comprehensive income, net of tax, in the period they arise and, subsequently, recognized as a component of net periodic benefit cost over the average remaining service period of the active employees. The amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost (credit) during the next fiscal year are as follows:

(In thousands)	Pension	Postretirement	Total
Prior service cost/(credit)	$300	$(2,542)	$(2,242)
Actuarial net loss	3,321	981	4,302

At December 31, 2015, the FirstMerit Pension Plan was sufficiently funded under the requirements of ERISA, consequently, the Corporation was not required to make a minimum contribution to that plan in 2015. The Corporation expects to make a $35.0 million contribution to its qualified pension plan during 2016 but does not expect to make any significant discretionary contributions to its non-qualified or postretirement plans during 2016.

At December 31, 2015, the following table shows when benefit payments were expected to be paid.    The expected benefits were estimated using the same assumptions as those used to calculate the benefit obligations in the preceding tables and includes benefits attributable to estimated future employee service.

(In thousands)
For the year ended December 31,	Pension	Postretirement
2016	$31,328	$982
2017	25,366	903
2018	24,653	843
2019	21,567	225
2020	19,463	228
2021 through 2025	95,975	1,210

FirstMerit Pension Plan Investment Policy and Strategy. The FirstMerit Pension Plan invests in equities and other return-seeking assets such as real assets, as well as liability-hedging assets, primarily fixed income. The Investment Policy recognizes that the plan’s asset return requirements and risk tolerances will change over time. The Corporation utilizes a dynamic investment policy, whereby the allocation to return-seeking assets and liability-hedging assets is determined by comparing plan assets to the plan liabilities. As the plan’s funded ratio status improves, the allocation to liability-hedging assets will increase.

Dynamic Investment Policy Schedule
Return-Seeking (and Diversification) Allocation Strategy
Funded Ratio	Minimum	Target	Maximum
≤97%	36%	40%	44%
98%	34%	38%	42%
99%	31%	35%	39%
100%	30%	33%	36%
101%	28%	31%	34%
102%	26%	29%	32%
103%	23%	26%	29%
104%	21%	24%	27%
105%	18%	21%	24%
106%	16%	18%	20%
107%	12%	14%	16%
≥108%	8%	10%	12%

The weighted-average allocations for the FirstMerit Pension Plan as of December 31, 2015, by asset category, are as follows:

Percentage of Plan Assets on Measurement Date
December 31,
Asset Category	2015
Cash and domestic money market funds	1.95%
U.S. Treasury obligations	2.40%
U.S. Government agencies	1.08%
Corporate bonds	2.74%
Common stocks	14.30%
Equity mutual funds	17.61%
Fixed income mutual funds	49.62%
Foreign mutual funds	10.30%

100.00%

The following is a description of the valuation methodologies used to measure assets held by the FirstMerit Pension Plans at fair value.

•	Domestic and foreign money market funds: Valued at quoted prices as reported on the active market in which the money market funds are traded.

•	United States government securities, United States government agency issues and corporate bonds: Valued using independent evaluated prices which are based on observable inputs, such as available trade information, spreads, bids and offers, and United States Treasury curves.

•	Common stocks: Valued at the closing price reported on the active market in which the individual securities are traded.

•	Registered equity, fixed income and foreign mutual funds: Valued at quoted prices as reported on the active market in which the securities are traded.

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Corporation believes its valuation method is appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth by level, within the fair value hierarchy, the FirstMerit Pension Plan’s assets at fair value as of December 31, 2015:

(In thousands)	Level 1	Level 2	Level 3	Total
Domestic money market funds	$4,620	$—	$—	$4,620
United States government securities	—	5,675	—	5,675
United States government agency issues	—	2,588	—	2,588
Corporate bonds	—	6,479	—	6,479
Common stocks	33,851	—	—	33,851
Equity mutual funds	41,706	—	—	41,706
Fixed income mutual funds	117,485	—	—	117,485
Foreign mutual funds	24,377	—	—	24,377

Total assets at fair value	$222,039	$14,742	$—	$236,781

14.	Share-Based Compensation

The Corporation’s 2002, 2006 and 2011 Stock and Equity Plans, and the Citizens Republic Bancorp, Inc. Stock Compensation plan, and the Republic Bancorp, Inc 1998 Stock Option Plan that were assumed by the Corporation in connection with the Citizens acquisition (the “Plans”), provide stock options and restricted stock awards available to grant to employees for up to 5,298,056 shares of Common Stock of the Corporation. The

Plans also provide for the granting of nonqualified stock options and nonvested (restricted) shares to certain nonemployee directors of the Corporation. Outstanding options under these Plans are generally not exercisable for twelve months from date of grant. The total share-based compensation expense recognized during the year ended December 31, 2015 was $14.2 million, and the related tax benefit was $5.0 million. Share-based compensation expense related to awards granted to employees as well as awards granted to directors is recorded in salaries, wages, pension and employee benefits in the accompanying Consolidated Statement of Income.

Certain of the Corporation’s share-based award grants contain terms that provide for a graded vesting schedule whereby portions of the award vest in increments over the requisite service period. The Corporation has elected to recognize compensation expense for awards with graded vesting schedule on a straight-line basis over the service period for the entire award. Compensation expense is recognized based on the estimated number of stock options and awards for which service is to be rendered. Upon stock option exercise or stock unit conversion, it is the policy of the Corporation to issue shares from treasury stock. No open market repurchases of Common Stock are planned in the upcoming calendar year. The Corporation has the authority to issue shares well in excess of the total number of stock option and restricted stock awards available for grant.

In accordance with the Corporation’s stock option and nonvested (restricted) shares plans, employee participants that are 55 or older and have fifteen years of service are eligible to retire. Prior to the Plans’ amendments during 2007, which eliminated post retirement vesting, all unvested awards at the time of retirement continued to vest. The Corporation accelerates the recognition of compensation costs for share-based awards granted or modified to retirement-eligible employees and employees who become retirement-eligible. The compensation cost of these awards is recognized over the period up to the date the employee first becomes eligible to retire.

Stock Option Awards

Options under these Plans are granted with an exercise price equal to the market price of the Corporation’s shares at the date of grant; those option awards generally vest based on three years of continuous service and have a 10-year contractual term. Options granted as incentive stock options must be exercised within ten years and options granted as nonqualified stock options have terms established by the Compensation Committee of the Board and approved by the nonemployee directors of the Board. Upon termination, options are cancelable within defined periods based upon the reason for termination of employment.

The Black-Scholes option pricing model was used to estimate the fair market value of the options at the date of grant. This model was originally developed for use in estimating the fair value of traded options which have different characteristics from the Corporation’s employee stock options. Because of these differences, the Black-Scholes model is not a perfect indicator of value of an employee stock option, but it is commonly used for this purpose.

A summary of stock option activity under the Plans as of December 31, 2015, and changes during the year then ended is as follows:

Options	Shares (000’s)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value (000’s)
Outstanding at December 31, 2014	838	$26.64	0.62	$—

Exercised	—	—
Forfeited	—	—
Expired	(582)	28.25

Outstanding at December 31, 2015	256	$23.00	0.52	$—

Exercisable at December 31, 2015	256	$23.00	0.52	$—

There were no options granted in the year ended December 31, 2015. During the year ended December 31, 2015, no options were exercised.

At December 31, 2015, there were no unrecognized compensation costs related to stock options granted to be realized under the Plans.

Nonvested (Restricted) Stock Awards

The market price of the Corporation’s Common Stock at the date of grant is used to estimate the fair value of nonvested (restricted) stock awards. A summary of the status of the Corporation’s nonvested shares as of December 31, 2015, and changes during the year then ended, is as follows:

		Weighted- Average
		Grant Date
Nonvested (restricted) Stock Awards	Shares (000’s)	Fair Value
Nonvested at December 31, 2014	1,413	$18.16

Granted	792	19.48
Vested	(711)	18.95
Forfeited or expired	(88)	18.99

Nonvested at December 31, 2015	1,406	$19.10

At December 31, 2015, there was $16.4 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plans. That cost is expected to be recognized over a weighted-average period of 1.47 years. The total fair value of shares vested during the year ended December 31, 2015 was $13.5 million.

15.	Parent Company

Condensed financial information of FirstMerit Corporation (Parent Company only) is as follows:

(In thousands)
Condensed Balance Sheet	As of December 31, 2015
Assets:
Cash and due from banks	$99,638
Investment securities	1,553
Investment in subsidiaries, at equity in underlying value of their net assets	3,087,651
Other assets	16,565

Total Assets	$3,205,407

Liabilities and Shareholders’ Equity:
Long-term debt	$248,443
Accrued and other liabilities	16,869
Shareholders’ equity	2,940,095

Total Liabilities and Shareholders’ Equity	$3,205,407

(In thousands)
Condensed Statement of Income	Year Ended December 31, 2015
Income:
Cash dividends from subsidiaries	$103,500
Noninterest income	480

Total income	103,980
Interest and other expenses	27,096

Income before income tax benefit and equity in undistributed income of subsidiaries	76,884
Income tax benefit	(9,451)

Income before equity in undistributed net income of subsidiaries	86,335
Equity in undistributed income of subsidiaries	143,149

Net income	$229,484

(In thousands)
Condensed Statement of Cash Flows	Year Ended December 31, 2015
Operating activities:
Net income	$229,484
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed income of subsidiaries	(143,149)
Decrease (increase) in Federal income tax receivable	4,863
Decrease (increase) in deferred Federal tax asset	1,776
Increase in interest payable	—
Other	(4,978)

Net cash provided by operating activities	87,996
Investing activities:
Loans or advances to subsidiaries	—
Repayment of loans to or investment in subsidiaries	—
Cash paid for acquisition, net of cash received	—
Sale of investment securities	—
Purchases of investment securities	—

Net cash provided (used) by investing activities	—
Financing activities:
Proceeds from issuance of subordinated debt	—
Proceeds from issuance of preferred stock	—
Repayment of long-term debt	—
Cash dividends - common stock	(108,887)
Cash dividends - preferred stock	(5,876)
Purchase of treasury shares	(4,395)
Repurchase of common stock warrant	(12,150)

Net cash (used) provided by financing activities	(131,308)

(Decrease) increase in cash and cash equivalents	(43,312)
Cash and cash equivalents at beginning of year	142,950

Cash and cash equivalents at end of year	$99,638

16.	Segment Information

Management monitors the Corporation’s results by an internal performance measurement system, which provides lines of business results and key performance measures. The profitability measurement system is based on internal financial management practices designed to produce consistent results and reflect the underlying economics of the businesses. The development and application of these methodologies is a dynamic process. Accordingly, these measurement tools and assumptions may be revised periodically to reflect methodological, product, and/or management organizational changes. Further, these tools measure financial results that support the strategic objectives and internal organizational structure of the Corporation. Consequently, the information presented is not necessarily comparable with similar information for other financial institutions.

A description of each business, selected financial performance, and the methodologies used to measure financial performance are presented below.

•	Commercial – The commercial line of business provides a full range of lending, depository, and related financial services to middle-market corporate, industrial, financial, core business banking, public entities, and leasing clients. Commercial also includes personal business from commercial loan clients in coordination with the Wealth Management segment. Products and services offered include commercial term loans, revolving credit arrangements, asset-based lending, leasing, commercial mortgages, real estate construction lending, letters of credit, treasury management, government banking, international banking, merchant card and other depository products and services.

•	Retail – The retail line of business includes consumer lending and deposit gathering, residential mortgage loan origination and servicing, and branch-based small business banking. Retail offers a variety of retail financial products and services including consumer direct and indirect installment loans, debit and credit cards, residential mortgage loans, home equity loans and lines of credit, deposit products, fixed and variable annuities and ATM network services. Deposit products include checking, savings, money market accounts and certificates of deposit.

•	Wealth – The wealth line of business offers a broad array of asset management, private banking, financial planning, estate settlement and administration, credit and deposit products and services. Trust and investment services include personal trust and planning, investment management, estate settlement and administration services. Retirement plan services focus on investment management and fiduciary activities. Brokerage and insurance delivers retail mutual funds, other securities, variable and fixed annuities, personal disability and life insurance products and brokerage services. Private banking provides credit, deposit and asset management solutions for affluent clients.

•	Other – The other line of business includes activities that are not directly attributable to one of the three principal lines of business. Included in the Other category are the parent company, eliminations companies, community development operations, the treasury group, which includes the securities portfolio, wholesale funding and asset liability management activities, and the economic impact of certain assets, capital and support functions not specifically identifiable with the three primary lines of business.

The accounting policies of the lines of businesses are the same as those of the Corporation described in Note 1 (Summary of Significant Accounting Policies). Funds transfer pricing is used in the determination of net interest income by assigning a cost for funds used or credit for funds provided to assets and liabilities within each business unit. In the first quarter of 2014, Management changed the estimate regarding the funds transfer pricing crediting rate provided on non-maturity deposits, including amounts for 2013. Assets and liabilities are match-funded based on their maturity, prepayment and/or repricing characteristics. As a result, the three primary lines of business are generally insulated from changes in interest rates. Changes in net interest income due to changes in rates are reported in Other by the treasury group. Capital has been allocated on an economic risk basis. Loans and lines of credit have been allocated capital based upon their respective credit risk. Asset management holdings in the Wealth segment have allocated capital based upon their respective market risk related to assets under management. Normal business operating risk has been allocated to each line of business by the level of noninterest expense. Mismatch between asset and liability cash flow as well as interest rate risk for mortgage servicing rights and the origination business franchise value have allocated capital based upon their respective asset/liability management risk. The provision for loan loss is allocated based upon the actual net charge-offs of each respective line of business, adjusted for loan growth and changes in risk profile. Noninterest income and expenses directly attributable to a line of business are assigned to that line of business. Expenses for centrally provided services are allocated to the business line by various activity based cost formulas.

Substantially all of the Corporation’s business is conducted in the United States of America. The following tables present a summary of financial results as of and for the year ended December 31, 2015:

(In thousands)					FirstMerit
December 31, 2015	Commercial	Retail	Wealth	Other	Consolidated
OPERATIONS:
Net interest income/(expense)	$406,520	$370,781	$22,403	$(58,409)	$741,295
Provision for loan losses	16,373	28,152	94	481	45,100
Noninterest income	88,384	96,979	57,995	25,640	268,998
Noninterest expense	240,634	345,827	54,681	(2,452)	638,690
Net income/(loss)	154,632	60,957	16,654	(2,759)	229,484

AVERAGES:
Assets	9,464,876	6,022,529	298,435	9,369,952	25,155,792
Loans	9,550,421	5,775,543	289,044	58,192	15,673,200
Earnings assets	9,868,378	5,783,272	289,044	6,498,822	22,439,516
Deposits	7,071,238	11,035,639	1,215,174	536,799	19,858,850
Economic capital	1,309,589	807,150	115,447	670,974	2,903,160

17.	Fair Value Measurement

As defined in ASC 820, Fair Value Measurements and Disclosures, fair value is defined as the price to sell an asset or transfer a liability in an orderly transaction between market participants in the principal market or most advantageous market for the asset or liability. Fair value is based on quoted market prices, when available, for identical or similar assets or liabilities. In the absence of quoted market prices, Management determines the fair value of the Corporation’s assets and liabilities using valuation models or third-party pricing services. Both of these approaches rely on market-based parameters when available, such as interest rate yield curves, option volatilities and credit spreads, or unobservable inputs. Unobservable inputs may be based on Management’s judgment, assumptions and estimates related to credit quality, liquidity, interest rates and other relevant inputs.

GAAP establishes a three-level valuation hierarchy for determining fair value that is based on the transparency of the inputs used in the valuation process. The inputs used in determining fair value in each of the three levels of the hierarchy, highest ranking to lowest, are as follows:

•	Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

•	Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The level in the fair value hierarchy ascribed to a fair value measurement in its entirety is based on the lowest level input that is significant to the overall fair value measurement.

Valuation adjustments, such as those pertaining to counterparty and the Corporation’s own credit quality and liquidity, may be necessary to ensure that assets and liabilities are recorded at fair value. Credit valuation adjustments are made when market pricing does not accurately reflect the counterparty’s credit quality. As determined by Management, liquidity valuation adjustments may be made to the fair value of certain assets to reflect the uncertainty in the pricing and trading of the instruments when Management is unable to observe recent market transactions for identical or similar instruments. Liquidity valuation adjustments are based on the following factors:

•	the amount of time since the last relevant valuation;

•	whether there is an actual trade or relevant external quote available at the measurement date; and

•	volatility associated with the primary pricing components.

Management ensures that fair value measurements are accurate and appropriate by relying upon various controls, including:

•	an independent review and approval of valuation models;

•	recurring detailed reviews of profit and loss; and

•	a validation of valuation model components against benchmark data and similar products, where possible.

Management reviews any changes to its valuation methodologies to ensure they are appropriate and justified, and refines valuation methodologies as more market-based data becomes available. Transfers between levels of the fair value hierarchy are recognized at the end of the reporting period.

Additional information regarding the Corporation’s accounting policies for determining fair value is provided in Note 1 (Summary of Significant Accounting Policies) under the heading “Fair Value Measurements.”

The following tables present the balance of assets and liabilities measured at fair value on a recurring and nonrecurring basis at December 31, 2015:

		Fair Value by Hierarchy
(In thousands)	December 31, 2015	Level 1	Level 2	Level 3
Recurring fair value measurement
Available-for-sale securities:
Marketable equity securities	$2,821	$2,821	$—	$—
U.S. treasury notes & bonds	5,000		5,000
U.S. government agency debentures	2,498	—	2,498	—
U.S. States and political subdivisions	192,795	—	192,795	—
Residential mortgage-backed securities:
U.S. government agencies	906,229	—	906,229	—
Commercial mortgage-backed securities:
U.S. government agencies	172,109	—	172,109	—
Residential collateralized mortgage-backed securities:
U.S. government agencies	2,128,320	—	2,128,320	—
Nonagency	4	—	—	4
Commercial collateralized mortgage-backed securities:
U.S. government agencies	216,319	—	216,319	—
Corporate debt securities	52,229	—	—	52,229
Asset-backed securities:
Collateralized loan obligations, nonagency issued	289,411	—	—	289,411

Total available-for-sale securities	3,967,735	2,821	3,623,270	341,644
Residential loans held for sale	5,472	—	5,472	—
Derivative assets:
Interest rate swaps - fair value hedges	8,739	—	8,739	—
Interest rate swaps - nondesignated	48,920	—	48,920	—
Mortgage loan commitments	149	—	149	—
Foreign exchange	299	—	299	—

Total derivative assets	58,107	—	58,107	—

Total fair value of assets (1)	$4,031,314	$2,821	$3,686,849	$341,644

Derivative liabilities:
Interest rate swaps - fair value hedges	3,536	—	3,536	—
Interest rate swaps - nondesignated	48,920	—	48,920	—
Forward sales contracts	5	—	5	—
Foreign exchange	284	—	284	—

Total derivative liabilities	52,745	—	52,745	—
True-up liability	14,750	—	—	14,750

Total fair value of liabilities (1)	$67,495	$—	$52,745	$14,750

Nonrecurring fair value measurement
Mortgage servicing rights (2)	$19,149	$—	$—	$19,149
Impaired loans (3)	71,428	—	—	71,428
Other property (4)	18,576	—	—	18,576
Other real estate covered by loss share (5)	365	—	—	365

Total fair value	$109,518	$—	$—	$109,518

(1)	There were no transfers between levels 1, 2, or 3 of the fair value hierarchy during the year ended December 31, 2015.

(2)	MSRs with a recorded investment of $18.9 million were reduced by a specific valuation allowance totaling $0.4 million to a reported carrying value of $18.5 million resulting in a recovery of previously recognized a credit of $0.6 million included in loans sales and servicing income in the year ended December 31, 2015.
(3)	Collateral dependent impaired loans with a recorded investment of $84.3 million were reduced by specific valuation allowance allocations totaling $12.9 million to a reported net carrying value of $71.4 million.
(4)	Amounts do not include assets held at cost at December 31, 2015. During the year ended December 31, 2015, the re-measurement of foreclosed assets at fair value subsequent to initial recognition resulted in losses of $4.5 million included in noninterest expense.
(5)	Amounts do not include assets held at cost at December 31, 2015. During the year ended December 31, 2015, the re-measurement of covered foreclosed assets at fair value subsequent to initial recognition resulted in losses of $0.6 million included in noninterest expense.

The following section describes the valuation methodologies used by the Corporation to measure financial assets and liabilities at fair value. During year ended December 31, 2015, there were no significant changes to the valuation techniques used by the Corporation to measure fair value.

Available-for-sale securities. When quoted prices are available in an active market, securities are valued using the quoted price and are classified as Level 1. The quoted prices are not adjusted. Level 1 instruments include money market mutual funds.

Securities are classified as Level 2 if quoted prices for identical securities are not available, and fair value is determined using pricing models by a third-party pricing service. Approximately 91% of the available-for-sale portfolio is Level 2. For the majority of available-for sale securities, the Corporation obtains fair value measurements from an independent third party pricing service. These instruments include: municipal bonds; bonds backed by the U.S. government; corporate bonds; MBS; securities issued by the U.S. Treasury; and certain agency and corporate CMO. The independent pricing service uses industry-standard models to price U.S. Government agencies and MBS that consider various assumptions, including time value, yield curves, volatility factors, prepayment speeds, default rates, loss severity, current market and contractual prices for the underlying financial instruments, as well as other relevant economic measures. Obligations of state and political subdivisions are valued using a matrix, or grid, pricing in which securities are benchmarked against the treasury rate based on credit rating. For collateralized mortgage securities, depending on the characteristics of a given tranche, a volatility driven multidimensional static model or Option-Adjusted Spread model is generally used. Substantially all assumptions used by the independent pricing service for securities classified as Level 2 are observable in the marketplace, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace.

Securities are classified as Level 3 when there is limited activity in the market for a particular instrument and fair value is determined by obtaining broker quotes. As of December 31, 2015, approximately 9% of the available-for-sale portfolio is Level 3, which consists of single issuer trust preferred securities and CLOs.

The single issuer trust preferred securities are measured at unadjusted prices obtained from the independent pricing service. The independent pricing service prices these instruments through a broker quote when sufficient information, such as cash flows or other security structure or market information, is not available to produce an evaluation. Broker-quoted securities are adjusted by the independent pricing service based solely on the receipt of updated quotes from market makers or broker-dealers recognized as market participants. A list of such issues is compiled by the independent pricing service daily. For broker-quoted issues, the independent pricing service applies a zero spread relationship to the bid-side valuation, resulting in the same values for the mean and ask.

CLOs are securitized products where payments from multiple middle sized and large business loans are pooled together and segregated into different classes of bonds with payments on these bonds based on their priority within the overall deal structure. The markets for such securities are generally characterized by low trading volumes and wide bid-ask spreads, all driven by limited market participants. Although estimated prices are generally obtained for such securities, the level of market observable assumptions used is limited in the valuation. Specifically, market assumptions regarding credit adjusted cash flows and liquidity influences on discount rates were difficult to observe at the individual bond level. Accordingly, the securities are currently valued by a third party that primarily utilizes dealer or pricing service prices and, subsequently, verifies this pricing through a disciplined process to ensure proper valuations and to highlight differences in cash flow modeling or other risks to determine if the market perception of the risk of a CLO is beginning to deviate from other similar tranches. This is done by establishing ranges for appropriate pricing yields for each CLO tranche and, using a standardized cash flow scenario, ensuring yields are consistent with expectations.

On a monthly basis, Management validates the pricing methodologies utilized by our independent pricing service to ensure the fair value determination is consistent with the applicable accounting guidance and that the investments are properly classified in the fair value hierarchy. Management substantiates the fair values determined for a sample of securities held in portfolio by reviewing the key assumptions used by the independent pricing service to value the securities and comparing the fair values to prices from other independent sources for the same and similar securities. Management analyzes variances and conducts additional research with the independent pricing service, if necessary, and takes appropriate action based on its findings.

Loans held for sale. These loans are regularly traded in active markets through programs offered by FHLMC and FNMA, and observable pricing information is available from market participants. The prices are adjusted as necessary to include any embedded servicing value in the loans and to take into consideration the specific characteristics of certain loans. These adjustments represent unobservable inputs to the valuation but are not considered significant to the fair value of the loans. Accordingly, residential real estate loans held for sale are classified as Level 2.

Impaired loans. Certain impaired collateral dependent loans are reported at fair value less costs to sell the collateral. Collateral values are estimated using Level 3 inputs, consisting of third-party appraisals or price opinions and internal adjustments necessary in the judgment of Management to reflect current market conditions and current operating results for the specific collateral. Collateral may be in the form of real estate or personal property including equipment and inventory. The vast majority of the collateral is real estate. When impaired collateral dependent loans are individually re-measured and reported at fair value of the collateral, less costs to sell, a direct loan charge off to the ALL and/or a specific valuation allowance allocation is recorded.

Other Property. Certain other property which consists of foreclosed assets and properties securing residential and commercial loans, upon initial recognition and transfer from loans, are re-measured and reported at fair value less costs to sell to the property through a charge-off to the ALL based on the fair value of the foreclosed assets. The fair value of a foreclosed asset, upon initial recognition, is estimated using Level 3 inputs, consisting of third party appraisals or price opinions and internal adjustments necessary in the judgment of Management to reflect current market conditions and current operating results for the specific collateral. Subsequent to foreclosure, valuations are updated periodically, and the assets may be written down further through a charge to noninterest expense.

Mortgage Servicing Rights. The Corporation carries its MSRs at lower of cost or fair value, and, therefore, they are subject to fair value measurements on a nonrecurring basis. Since sales of MSRs tend to occur in private transactions and the precise terms and conditions of the sales are typically not readily available, there is a limited market to refer to in determining the fair value of mortgage servicing rights. As such, like other participants in the mortgage banking business, the Corporation relies primarily on a discounted cash flow model, incorporating assumptions about loan prepayment rates, discount rates, servicing costs and other economic factors, to estimate the fair value of its MSRs. Since the valuation model uses significant unobservable inputs, the Corporation classifies mortgage servicing rights within Level 3.

The Corporation utilizes a third-party vendor to perform the modeling to estimate the fair value of its MSRs. The Corporation reviews the estimated fair values and assumptions used by the third party in the model on a quarterly basis. The Corporation also compares the estimates of fair value and assumptions to recent market activity and against its own experience. See Note 6 (Mortgage Servicing Rights and Mortgage Servicing Activity) for further information on MSRs valuation assumptions.

Derivatives. The Corporation’s derivatives include interest rate swaps and written loan commitments and forward sales contracts related to residential mortgage loan origination activity. Valuations for interest rate swaps are derived from third-party models whose significant inputs are readily observable market parameters, primarily yield curves, with appropriate adjustments for liquidity and credit risk. These fair value measurements are classified as Level 2. The fair values of written loan commitments and forward sales contracts on the associated loans are based on quoted prices for similar loans in the secondary market, consistent with the valuation of residential mortgage loans held for sale. Expected net future cash flows related to loan servicing activities are included in the fair value measurement of written loan commitments. A written loan commitment does not bind the potential borrower to entering into the loan, nor does it guarantee that the Corporation will approve the potential borrower for the loan. Therefore, when determining fair value, the Corporation makes estimates of expected “fallout” (interest rate locked pipeline loans not expected to close), using models, which consider cumulative historical fallout rates and other factors. Fallout can occur for a variety of reasons including falling rate environments when a borrower will abandon a fixed rate loan commitment at one lender and enter into a new lower fixed rate loan commitment at another, when a borrower is not approved as an acceptable credit risk by the lender or for a variety of other noneconomic reasons. Fallout is not a significant input to the fair value of the written loan commitments in their entirety. These measurements are classified as Level 2.

Derivative assets are typically secured through securities with financial counterparties or cross collateralization with a borrowing customer. Derivative liabilities are typically secured through the Corporation pledging securities to financial counterparties or, in the case of a borrowing customer, by the right of setoff. The Corporation considers factors such as the likelihood of default by itself and its counterparties, right of setoff, and remaining maturities in determining the appropriate fair value adjustments. All derivative counterparties approved by the Bank’s Board are regularly reviewed, and appropriate business action is taken to adjust the exposure to certain counterparties, as necessary. Counterparty exposure is evaluated by netting positions that are subject to master netting agreements, as well as considering the amount of marketable collateral securing the position. This approach used to estimate impacted exposures to counterparties is also used by the Corporation to estimate its own credit risk on derivative liability positions. To date, no material losses have been incurred due to a counterparty’s inability to pay any uncollateralized position. There was no significant change in value of derivative assets and liabilities attributed to credit risk in the year ended December 31, 2015.

True-up liability. In connection with the George Washington and Midwest acquisitions in 2010, the Bank has agreed to pay the FDIC should the estimated losses on the acquired loan portfolios as well as servicing fees earned on the acquired loan portfolios not meet thresholds as stated in the loss sharing agreements (the “true-up liability”). This contingent consideration is classified as a liability within accrued taxes, expenses and other liabilities on the Consolidated Balance Sheet and is remeasured at fair value each reporting date until the contingency is resolved. The changes in fair value are recognized in earnings in the current period.

An expected value methodology is used as a starting point for determining the fair value of the true-up liability based on the contractual terms prescribed in the loss sharing agreements. The resulting values under both calculations are discounted over 10 years (the period defined in the loss sharing agreements) to reflect the uncertainty in the timing and payment of the true-up liability by the Bank to arrive at a net present value. The discount rate used to value the true-up liability was 3.77% as of December 31, 2015. Increasing or decreasing the discount rate by one percentage point would change the liability by approximately $0.6 million and $0.7 million, respectively, as of December 31, 2015.

In accordance with the loss sharing agreements governing the Midwest acquisition, on July 15, 2020 (the “Midwest True-Up Measurement Date”), the Bank has agreed to pay to the FDIC half of the amount, if positive, calculated as: (1) 20% of the intrinsic loss estimate of the FDIC (approximately $152 million); minus (2) the sum of (A) 25% of the asset premium paid in connection with the Midwest acquisition (approximately $21 million); plus (B) 25% of the cumulative shared-loss payments (as defined below) plus (C) the cumulative servicing amount (as defined below). The fair value of the true-up liability associated with the Midwest acquisition was $9.3 million as of December 31, 2015.

In accordance with the loss sharing agreements governing the George Washington acquisition, on April 14, 2020 (the “George Washington True-Up Measurement Date”), the Bank has agreed to pay to the FDIC 50% of the excess, if any, of (1) 20% of the stated threshold (approximately $34.4 million) less (2) the sum of (A) 25% of the asset discount (approximately $12 million) received in connection with the George Washington acquisition plus (B) 25% of the cumulative shared-loss payments (as defined below) plus (C) the cumulative servicing amount (as defined below). The fair value of the true-up liability associated with the George Washington acquisition was $5.5 million as of December 31, 2015.

For the purposes of the above calculations, cumulative shared-loss payments means: (i) the aggregate of all of the payments made or payable to the Bank under the loss sharing agreements minus (ii) the aggregate of all of the payments made or payable to the FDIC. The cumulative servicing amount means the period servicing amounts (as defined in the loss sharing agreements) for every consecutive twelve-month period prior to and ending on the Midwest and George Washington True-Up Measurement Dates. The cumulative loss share payments and cumulative service amounts components of the true-up calculations are estimated each period end based on the expected amount and timing of cash flows of the acquired loan portfolios. See Note 3 (Loans) and Note 4 (Allowance for Loan Losses) for additional information on the estimated cash flows of the acquired loan portfolios.

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2015 are summarized as follows:

	Year Ended December 31, 2015
(In thousands)	Available-for- sale securities	True-up liability
Balance at beginning of period	$339,187	$13,294
Fair value of assets acquired	—	—
(Gains) losses included in earnings (1)	—	1,456
Unrealized gains (losses) (2)	2,653	—
Purchases	79,446	—
Sales	(71,832)	—
Settlements	(7,810)	—

Balance at ending of period	$341,644	$14,750

(1)	Reported in noninterest expense
(2)	Reported in other comprehensive income (loss)

Fair Value Option

Residential mortgage loans held for sale are recorded at fair value under fair value option accounting guidance. The election of the fair value option aligns the accounting for these loans with the related hedges. It also eliminates the requirements of the hedge accounting under GAAP.

Interest income on loans held for sale is accrued on the principal outstanding primarily using the “simple-interest” method. None of these loans were 90 days or more past due, nor were any on nonaccrual as of December 31, 2015. The aggregate fair value, contractual balance, and gain or loss on loans held for sale was as follows:

(In thousands)	December 31, 2015
Aggregate fair value carrying amount	$5,472
Aggregate unpaid principal / contractual balance	5,320

Carrying amount over aggregate unpaid principal (1)	$152

(1)	These changes are included in loan sales and servicing income in the Consolidated Statement of Income.

Disclosures about Fair Value of Financial Instruments

The carrying amount and estimated fair value of the Corporation’s financial instruments that are carried at either fair value or cost as of December 31, 2015 are shown in the tables below.

	December 31, 2015
	Carrying Amount	Fair Value
(In thousands)		Total	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$463,817	$463,817	$463,817	$—	$—
Available-for-sale securities	3,967,735	3,967,735	2,821	3,623,270	341,644
Held-to-maturity securities	2,674,093	2,659,119	—	2,659,119	—
Other securities	148,172	148,172	—	148,172	—
Loans held for sale	5,472	5,472	—	5,472	—
Net originated loans	14,013,370	13,795,058	—	—	13,795,058
Net acquired loans	1,739,194	1,796,314	—	—	1,796,314
Net FDIC acquired loans and loss share receivable	170,690	170,690	—	—	170,690
Accrued interest receivable	67,887	67,887	—	67,887	—
Derivatives	58,107	58,107	—	58,107	—

Financial liabilities:
Deposits	$20,108,003	$20,116,298	$—	$20,116,298	$—
Federal funds purchased and securities sold under agreements to repurchase	1,037,075	1,037,075	—	1,037,075	—
Wholesale borrowings	580,648	582,120	—	582,120	—
Long-term debt	505,173	503,675	—	503,675	—
Accrued interest payable	10,758	10,758	—	10,758	—
Derivatives	52,745	52,745	—	52,745	—

The following methods and assumptions were used to estimate the fair values of each class of financial instrument presented:

Cash and cash equivalents – For these short-term instruments, the carrying amount is considered a reasonable estimate of fair value.

Investment securities – See Financial Instruments Measured at Fair Value above.

Loans held for sale – The majority of loans held for sale are residential mortgage loans which are recorded at fair value. All other loans held for sale are recorded at the lower of cost or market, less costs to sell. See Financial Instruments Measured at Fair Value above.

Net originated loans – The originated loan portfolio was segmented based on loan type and repricing characteristics. Carrying values are used to estimate fair values of variable rate loans. A discounted cash flow method was used to estimate the fair value of fixed-rate loans. Discounting was based on the contractual cash flows, and discount rates are based on the year-end yield curve plus a spread that reflects current pricing on loans with similar characteristics. If applicable, prepayment assumptions are factored into the fair value determination based on historical experience and current economic conditions.

Net acquired and FDIC acquired loans – Fair values for acquired and FDIC acquired loans were estimated based on a discounted projected cash flow methodology that considered factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and current discount rates. Loans were grouped together according to similar characteristics and were treated in the aggregate when applying various valuation techniques. The discount rates used for loans are based on current market rates for new originations of comparable loans and include adjustments for liquidity concerns. The discount rate does not include a factor for credit losses as that has been included in the estimated cash flows.

Loss share receivable – This loss sharing asset is measured separately from the related covered assets as it is not contractually embedded in the covered assets and is not transferable with the covered assets should the Bank choose to dispose of them. Fair value was estimated using discounted projected cash flows related to the FDIC loss share agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. These cash flows were discounted to reflect the uncertainty of the timing and receipt from the FDIC.

Accrued interest receivable – The carrying amount is considered a reasonable estimate of fair value.

Mortgage servicing rights – See Financial Instruments Measured at Fair Value above.

Deposits – The estimated fair value of deposits with no stated maturity, which includes demand deposits, money market accounts and other savings accounts, are established at carrying value because of the customers’ ability to withdraw funds immediately. A discounted cash flow method is used to estimate the fair value of fixed rate time deposits. Discounting was based on the contractual cash flows and the current rates at which similar deposits with similar remaining maturities would be issued.

Federal funds purchased and securities sold under agreements to repurchase, wholesale borrowings and long-term debt – The carrying amount of variable rate borrowings including federal funds purchased is considered to be their fair value. Quoted market prices or the discounted cash flow method was used to estimate the fair value of the Corporation’s long-term debt. Discounting was based on the contractual cash flows and the current rate at which debt with similar terms could be issued.

Accrued interest payable – The carrying amount is considered a reasonable estimate of fair value.

Derivative assets and liabilities – See Financial Instruments Measured at Fair Value above.

True-up liability – See Financial Instruments Measured at Fair Value above.

18.	Derivatives and Hedging Activity

The Corporation, through its mortgage banking and risk management operations, is party to various derivative instruments that are used for asset and liability management and customers’ financing needs. Derivative instruments are contracts between two or more parties that have a notional amount and underlying variable, require no net investment and allow for the net settlement of positions. The notional amount serves as the basis for the payment provision of the contract and takes the form of units, such as shares or dollars. The underlying variable represents a specified interest rate, index or other component. The interaction between the notional amount and the underlying variable determines the number of units to be exchanged between the parties and influences the market value of the derivative contract.

The predominant derivative and hedging activities include interest rate swaps and certain mortgage banking activities. Generally, these instruments help the Corporation manage exposure to market risk, and meet customer financing needs. Market risk represents the possibility that economic value or net interest income will be adversely affected by fluctuations in external factors, such as interest rates, market-driven rates and prices or other economic factors. Foreign exchange contracts are entered into to accommodate the needs of customers.

Derivatives Designated in Hedge Relationships

The Corporation’s fixed rate loans result in exposure to losses in value as interest rates change. The risk management objective for hedging fixed rate loans is to convert the fixed rate received to a floating rate. The Corporation hedges exposure to changes in the fair value of fixed rate loans through the use of swaps. For a qualifying fair value hedge, changes in the value of the derivatives that have been highly effective as hedges are recognized in current period earnings along with the corresponding changes in the fair value of the designated hedged item attributable to the risk being hedged.

At December 31, 2015, the notional values or contractual amounts and fair value of the Corporation’s derivatives designated in hedge relationships were as follows:

	Asset Derivatives		Liability Derivatives
(In thousands)	Notional/ Contract Amount	Fair Value (1)	Notional/ Contract Amount	Fair Value (2)
Interest rate swaps:
Commercial Loan Swaps (FRAPS)	$—	$—	$55,689	$3,536
Sub Debt Swap	250,000	8,739	—	—

Fair value hedges	$250,000	$8,739	$55,689	$3,536

(1)	Included in Other Assets on the Consolidated Balance Sheet
(2)	Included in Other Liabilities on the Consolidated Balance Sheet

Commercial Loan Swaps. Prior to 2008, the Corporation entered into interest rate swaps with dealer counterparties to convert certain fixed rate loans to variable rate instruments over the terms of the loans (termed by the Corporation as the FRAP Program). These interest rate swaps are designated as fair value hedges and meet the criteria to qualify for the short cut method of accounting. Based on this shortcut method of accounting treatment, no ineffectiveness is assumed. The Corporation discontinued originating interest rate swaps under the FRAP Program in February 2008.

Sub Debt Swap. During the fourth quarter of 2014, the Bank entered into a $250.0 million interest rate swap simultaneously with its long-term debt issuance for interest rate risk management purposes. This interest rate swap effectively modifies the receipt of fixed-rate interest amounts in exchange for floating-rate interest payments over the life of the swap, without an exchange of the underlying principal amount. This interest rate swap was designated as a fair value hedge, and through application of the short cut method of accounting, there is an assumption that the hedge is effective in offsetting changes in the fair value of the long-term debt due to changes in the U.S. LIBOR swap rate (the designated benchmark interest rate).

Derivatives Not Designated in Hedge Relationships

As of December 31, 2015, the notional values or contractual amounts and fair value of the Corporation’s derivatives not designated in hedge relationships were as follows:

	Asset Derivatives		Liability Derivatives
(In thousands)	Notional/ Contract Amount	Fair Value (1)	Notional/ Contract Amount	Fair Value (2)
Interest rate swaps	$1,824,576	$48,920	$1,824,576	$48,920
Mortgage loan commitments	20,635	149	—	—
Forward sales contracts	—	—	9,659	5
Credit contracts	—	—	73,715	—
Foreign exchange	13,671	299	11,706	284
Equity swap	—	—	36,631	—

Total	$1,858,882	$49,368	$1,956,287	$49,209

(1)	Included in Other Assets on the Consolidated Balance Sheet
(2)	Included in Other Liabilities on the Consolidated Balance Sheet

Interest Rate Swaps. The Corporation’s Back-to-Back Program is an interest rate swap program for commercial loan customers that provides the customer with a fixed rate loan while creating a variable rate asset for the Corporation through the customer entering into an interest rate swap with the Corporation on terms that match the loan. The Corporation offsets its risk exposure by entering into an offsetting interest rate swap with a dealer counterparty. These swaps do not qualify as designated hedges; therefore, each swap is accounted for as a stand-alone derivative.

Mortgage banking. In the normal course of business, the Corporation sells originated mortgage loans into the secondary mortgage loan markets. During the period of loan origination and prior to the sale of the loans in the secondary market, the Corporation has exposure to movements in interest rates associated with mortgage loans that are in the “mortgage pipeline” and the “mortgage warehouse”. A pipeline loan is one in which the Corporation has entered into a written mortgage loan commitment with a potential borrower that will be held for resale. Once a mortgage loan is closed and funded, it is included within the mortgage warehouse of loans awaiting sale and delivery into the secondary market.

Written loan commitments that relate to the origination of mortgage loans that will be held for resale are considered free-standing derivatives and do not qualify for hedge accounting. Written loan commitments generally have a term of up to 60 days before the closing of the loan. The loan commitment does not bind the potential borrower to entering into the loan, nor does it guarantee that the Corporation will approve the potential borrower for the loan. Therefore, when determining fair value, the Corporation makes estimates of expected “fallout” (loan commitments not expected to close), using models which consider cumulative historical fallout rates and other factors. In addition, expected net future cash flows related to loan servicing activities are included in the fair value measurement of a written loan commitment.

Written loan commitments in which the borrower has locked in an interest rate results in market risk to the Corporation to the extent market interest rates change from the rate quoted to the borrower. The Corporation economically hedges the risk of changing interest rates associated with its interest rate lock commitments by entering into forward sales contracts.

The Corporation’s warehouse (mortgage loans held for sale) is subject to changes in fair value, due to fluctuations in interest rates from the loan’s closing date through the date of sale of the loan into the secondary market. Typically, the fair value of the warehouse declines in value when interest rates increase and rises in value when interest rates decrease. To mitigate this risk, the Corporation enters into forward sales contracts on a significant portion of the warehouse to provide an economic hedge against those changes in fair value. Mortgage loans held for sale and the forward sales contracts were recorded at fair value with ineffective changes in value recorded in current earnings as Loan sales and servicing income.

Credit contracts. The Corporation has bought and sold credit protection in the form of participations in interest rate swaps (swap participations). These swap participations, which meet the definition of credit derivatives, were entered into in the ordinary course of business. Credit derivatives, whereby the Corporation has purchased credit protection, entitles the Corporation to receive a payment from the counterparty when the customer fails to make payment on any amounts due to the Corporation. Swap participations whereby the Corporation has purchased credit protection have maturities that range between two to eight years. For swap participations where the Corporation sold credit protection, the Corporation has guaranteed payment in the event that the counterparty experiences a loss on the swap due to a failure to pay by the Corporation’s commercial loan customer. The Corporation simultaneously entered into reimbursement agreements with the commercial loan customers obligating the customers to reimburse the Corporation for any payments it makes under the swap participations. The Corporation monitors its payment risk on its swap participations by monitoring the creditworthiness of its commercial loan customers, which is based on the normal credit review process the Corporation would have performed had it entered into these derivative instruments directly with the commercial loan customers. Credit derivatives whereby the Corporation has sold credit protection have maturities ranging from less than one to ten years. The Corporation’s maximum estimated exposure to sold swap participations, as measured by projecting a maximum value of the guaranteed derivative instruments based on interest rate curve simulations and assuming 100% default by all obligors on the maximum values, was approximately $4.7 million as of December 31, 2015. The fair values of the written swap participations were not material at December 31, 2015.

Gains and losses recognized in income on nondesignated hedging instruments for the year ended December 31, 2015 are as follows:

(In thousands) Derivatives not	Location of Gain/(Loss) Recognized	Amount of Gain / (Loss) Recognized in Income on Derivatives
designated as hedging instruments	in Income on Derivative	Year Ended December 31, 2015
Mortgage loan commitments	Other operating income	$(1,260)
Forward sales contracts	Other operating income	267
Foreign exchange contracts	Other operating income	(2,154)
Other	Other operating expense	—

Total		$(3,147)

Counterparty Credit Risk

Like other financial instruments, derivatives contain an element of “credit risk” or the possibility that the Corporation will incur a loss because a counterparty, which may be a bank, a broker-dealer or a customer, fails to meet its contractual obligations. This risk is measured as the expected positive replacement value of contracts. All derivative contracts may be executed only with exchanges or counterparties approved by the Corporation’s Board of Directors. Where contracts have been created for customers, the Corporation enters into derivatives with dealers to offset its risk exposure. To manage the credit exposure to exchanges and counterparties, the Corporation generally enters into bilateral collateral agreements with collateral delivery thresholds on all bilateral derivatives. Beyond the threshold levels, collateral in the form of securities made available from the investment portfolio or other forms of collateral acceptable under the bilateral collateral agreements are provided. The threshold levels for each counterparty are established by the Corporation’s Board of Directors. The Corporation generally posts collateral in the form of highly rated Government Agency issued bonds or MBS.

The majority of the Corporation’s over-the-counter derivative transactions are cleared through a recognized derivative clearing organization (“Clearinghouse”). For cleared derivatives, the Clearinghouse is the

Corporation’s counterparty. The Clearinghouse notifies the clearing agent of the required initial and variation margin and the clearing agent notifies the Corporation of the required initial and variation margin. The requirement that the Corporation post initial and variation margin through the clearing agent to the Clearinghouse exposes the Corporation to institutional credit risk if the clearing agent or the Clearinghouse fails to meet its obligations. The use of cleared derivatives is intended to mitigate credit risk exposure because a central counterparty is substituted for individual counterparties and collateral is posted daily through a clearing agent for changes in the value of cleared derivatives.

The fair value of investment securities posted as collateral against derivative liabilities was $47.2 million as of December 31, 2015.

Derivative assets and liabilities are recorded at fair value on the balance sheet and do not take into account the effects of master netting agreements the Corporation has with its financial institution counterparties. These master netting agreements allow the Corporation to settle all derivative contracts held with a single financial institution counterparty on a net basis, and to offset net derivative positions with related collateral, where applicable. Collateral, usually in the form of investment securities, is posted by the counterparty with net liability position in accordance with contract thresholds. The following tables illustrate the potential effect of the Corporation’s derivative master netting arrangements, by type of financial instrument, on the Corporation’s statement of financial position as of December 31, 2015. The swap agreements the Corporation has in place with its commercial customers are not subject to enforceable master netting arrangements, and, therefore, are excluded from these tables.

	As of December 31, 2015
		Gross amounts offset in the	Net amounts presented in the	Gross amounts not offset in the consolidated balance sheet
(In thousands)	Gross amounts recognized	consolidated balance sheet	consolidated balance sheet	Financial instruments (1)	Collateral (2)	Net amount
Derivative Assets
Interest rate swaps - designated	$8,739	$—	$8,739	$—	$—	$8,739
Interest rate swaps - nondesignated	155	—	155	(155)	—	—
Foreign exchange	—	—	—	—	—	—

Total derivative assets	$8,894	$—	$8,894	$(155)	$—	$8,739

Derivative Liabilities
Interest rate swaps - designated	$3,536	$—	$3,536	$—	$(3,536)	$—
Interest rate swaps - nondesignated	48,765	—	48,765	(155)	(48,610)	—
Foreign exchange	—	—	—	—	—	—

Total derivative liabilities	$52,301	$—	$52,301	$(155)	$(52,146)	$—

(1)	For derivative assets, this includes any derivative liability fair values that could be offset in the event of counterparty default. For derivative liabilities, this includes any derivative asset fair values that could be offset in the event of counterparty default.
(2)	For derivate assets, this includes the fair value of collateral received by the Corporation from the counterparty. Securities received as collateral are not included in the Consolidated Balance Sheet unless the counterparty defaults. For derivative liabilities, this includes the fair value of securities pledged by the Corporation to the counterparty. These securities are included in the Consolidated Balance Sheet unless the Corporation defaults.

19.	Commitments and Guarantees

Obligations Under Noncancelable Leases

The Corporation is obligated under various noncancelable operating leases on branch offices. Minimum future rental payments under noncancelable operating leases at December 31, 2015 are as follows:

(In thousands) Years Ended December 31,	Lease Commitments
2016	$11,942
2017	11,288
2018	9,842
2019	7,870
2020	6,605
2021-2034	18,521

Total minimum future rental payments	$66,068

Commitments to Extend Credit

Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Loan commitments to originate residential mortgage loans held for sale and forward commitments to sell residential mortgage loans are considered derivative instruments, and the fair value of these commitments is recorded on the consolidated balance sheet. Additional information is provided in Note 17 (Fair Value Measurement). Commitments generally are extended at the then-prevailing interest rates, have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Loan commitments involve credit risk not reflected on the balance sheet. The Corporation mitigates exposure to credit risk with internal controls that guide how applications for credit are reviewed and approved, how credit limits are established and, when necessary, how demands for collateral are made. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. Management evaluates the creditworthiness of each prospective borrower on a case-by-case basis and, when appropriate, adjusts the allowance for probable credit losses inherent in all commitments. The reserve for unfunded lending commitments at December 31, 2015, was $4.1 million. Additional information pertaining to this allowance is included in Note 4 (Allowance for Loan Losses) and under the heading “Allowance for Loan Losses and Reserve For Unfunded Lending Commitments” within Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operation” of this report.

The following table shows the remaining contractual amount of each class of commitments to extend credit as of December 31, 2015. This amount represents the Corporation’s maximum exposure to loss if the customer were to draw upon the full amount of the commitment and subsequently default on payment for the total amount of the then outstanding loan.

(In thousands)	At December 31, 2015
Loan Commitments
Commercial	$3,992,089
Consumer	2,393,058

Total loan commitments	$6,385,147

Guarantees

The Corporation is a guarantor in certain agreements with third parties. The Corporation’s maximum credit risk associated with these instruments is represented by the contractual amounts indicated in the following table.

(In thousands)	At December 31, 2015
Financial guarantees
Standby letters of credit	$254,703
Loans sold with recourse	12,902

Total financial guarantees	$267,605

Standby letters of credit obligate the Corporation to pay a specified third party when a customer fails to repay an outstanding loan or debt instrument, or fails to perform some contractual nonfinancial obligation. The Corporation has recourse against the customer for any amount required to be paid to a third party under a standby letter of credit. Collateral held varies, but may include marketable securities, equipment and real estate. Any amounts drawn under standby letters of credit are treated as loans; they bear interest and pose the same credit risk to the Corporation as a loan. Except for short-term guarantees of $131.7 million at December 31, 2015, the remaining guarantees extend in varying amounts through 2022.

Asset Sales

The Corporation regularly sells service retained residential mortgage loans to GSEs as part of its mortgage banking activities. The Corporation provides customary representation and warranties to the GSEs in conjunction with these sales. These representations and warranties generally require the Corporation to repurchase assets if it is subsequently determined that a loan did not meet specified criteria, such as a documentation deficiency or rescission of mortgage insurance. If the Corporation is unable to cure or refute a repurchase request, the Corporation is generally obligated to repurchase the loan or otherwise reimburse the counterparty for losses. The Corporation also sells service released residential mortgage loans to other investors which contain early payment default recourse provisions. As of December 31, 2015, the Corporation had sold $10.1 million of outstanding residential mortgage loans to GSEs and other investors with recourse provisions. The Corporation had reserved $2.7 million as of December 31, 2015 for estimated losses from representation and warranty obligations and early payment default recourse provisions.

As of December 31, 2015 the Corporation did not service any manufactured housing loans sold with recourse, and, as a result, did not recognize a reserve for estimated losses.

The total reserve associated with loans sold with recourse was approximately $2.7 million as of December 31, 2015 and is included in accrued taxes, expenses and other liabilities on the consolidated balance sheet. The Corporation’s reserve reflects management’s best estimate of losses. The Corporation’s reserving methodology uses current information about investor repurchase requests, and assumptions about repurchase mix and loss severity, based upon the Corporation’s most recent loss trends. The Corporation also considers qualitative factors that may result in anticipated losses differing from historical loss trends, such as loan vintage, underwriting characteristics and macroeconomic trends.

Changes in the amount of the repurchase reserve for the year ended December 31, 2015 are as follows:

	Year Ended December 31, 2015
(In thousands)	Reserve on residential mortgage loans	Reserve on manufactured housing loans	Total repurchased reserve
Balance at beginning of period	$7,250	$1,124	$8,374
Net increase/(decrease) to reserve	(3,638)	(1,130)	(4,768)
Net realized gains/(losses)	(887)	6	(881)

Balance at end of period	$2,725	$—	$2,725

Litigation

In the normal course of business, the Corporation and its subsidiaries are at all times subject to pending and threatened legal actions, some for which the relief or damages sought are substantial. Based on information currently available, consultation with counsel, available insurance coverage and established reserves,

Management believes that the eventual outcome of all claims against the Corporation and its subsidiaries will not, individually or in the aggregate, have a material adverse effect on its consolidated financial position or results of operations. However, it is possible that the ultimate resolution of these matters, if unfavorable, may be material to the results of operations for a particular period. The Corporation has not established any reserves with respect to any of this disclosed litigation because it is not possible to determine (i) whether a liability has been incurred; or (ii) an estimate of the ultimate or minimum amount of such liability.

Reserves are established for legal claims only when losses associated with the claims are judged to be probable, and the loss can be reasonably estimated. In many lawsuits and arbitrations, including almost all of the class action lawsuits, it is not possible to determine whether a liability will be incurred or to estimate the ultimate or minimum amount of that liability until the case is close to resolution, in which case a reserve will not be recognized until that time.

Overdraft Litigation

Commencing in December 2010, two separate lawsuits were filed in the Summit County Court of Common Pleas and the Lake County Court of Common Pleas against the Corporation and the Bank. The complaints were brought as putative class actions on behalf of Ohio residents who maintained a checking account at the Bank and who incurred one or more overdraft fees as a result of the alleged re-sequencing of debit transactions. The lawsuit that had been filed in Summit County Court of Common Pleas was dismissed without prejudice on July 11, 2011. The remaining suit in Lake County seeks actual damages, disgorgement of overdraft fees, punitive damages, interest, injunctive relief and attorney fees. In December 2012, the trial court issued an order certifying a proposed class and the Bank and Corporation appealed the order to the Eleventh District Court of Appeals. In September 2013, the Eleventh District Court of Appeals affirmed in part and reversed in part the trial court’s class certification order, and remanded the case back to the trial court for further consideration, in particular with respect to the class definition. On October 9, 2013, the Bank and Corporation filed with the Eleventh District Court of Appeals an application for reconsideration and application for consideration en banc. On November 20, 2013, the Eleventh District denied those applications. On December 4, 2013, the Bank and Corporation filed a notice of appeal with the Ohio Supreme Court, and on January 3, 2014, they filed with the Ohio Supreme Court a memorandum in support of the Court’s exercising its jurisdiction and accepting the appeal. The plaintiffs filed an opposition, and, on April 24, 2014, the Ohio Supreme Court declined to accept jurisdiction. On August 6, 2014, the Bank and Corporation filed a motion asking the trial court to stay the lawsuit pending arbitration of claims subject to an arbitration agreement. That motion has been fully briefed and is awaiting a decision by the court. On August 25, 2014, the parties stipulated to a revised class definition (without affecting the pending motion to stay), and an order approving that stipulation is awaiting court approval.

CRBC 401(k) Litigation

Participants in the Citizens Republic Bancorp 401(k) Plan filed a lawsuit in the United States Court for the Eastern District of Michigan in 2011, alleging that Citizens and certain of its officers and directors violated the Employee Retirement Income Security Act by offering Citizens common stock as an investment alternative in the Plan during periods when it was imprudent to do so and by failing to adequately monitor fiduciaries responsible for administering the Plan. The lawsuit, captioned Kidd v. Citizens Republic Bancorp, Inc. et al., Case No. 2:11-cv-11709, asserts claims for monetary and injunctive relief on behalf of a purported class of participants and beneficiaries in the Plan who held Citizens stock in their Plan accounts during the period from April 17, 2008 to “the present.” The plaintiffs filed a third amended complaint in November 2015, and the defendants have filed a motion that the complaint be dismissed.

Merger litigation

On February 11, 2016 and February 17, 2016, two putative derivative and class action lawsuits were filed by separate shareholders of FirstMerit Corporation in the Summit County Common Pleas Court, Ohio, entitled W. Patrick Murray vs. Huntington Bancshares Incorporated, Case No. CV-2016-02-0917 and The Robinson Family Trust vs. Paul Greig, Case No. CV-2016-02-0981 (the “Lawsuits”), relating to the proposed merger between Huntington Bancshares, Inc. and FirstMerit. The Murray complaint alleges that the individual board of directors of FirstMerit breached their fiduciary duties by approving a proposed merger that allegedly undervalues FirstMerit and purportedly provides the directors with benefits not afforded FirstMerit shareholders. It is also alleged that the Board, FirstMerit and Huntington aided and abetted those alleged breaches of fiduciary duty. The Robinson complaint makes similar allegations, and also alleges that the board approved deal protection devices to allegedly ensure that the acquisition would be consummated. The Complaints seek declaratory and injunctive relief to prevent the consummation of the merger, monetary damages, an award of fees and costs and other equitable relief.

20.	Shareholders’ Equity

Common Stock Warrant

On May 13, 2015, the Corporation repurchased a warrant previously issued by Citizens to the U.S. Treasury. The warrant, which entitled the U.S. Treasury to purchase 2,571,998 shares of FirstMerit Common Stock at an adjusted strike price of $17.50, was purchased for $12.2 million. The Corporation recorded a reduction to capital surplus in the amount of $9.2 million in conjunction with this warrant repurchase that reflected the excess amount paid over the previously stated amount.

Preferred Stock

The Corporation has 7,000,000 shares of authorized Preferred Stock and has designated 115,000 shares of its Preferred Stock as 5.875% Non-Cumulative Perpetual Preferred Stock, Series A. On February 4, 2013, the Corporation issued 100,000 shares of its 5.875% Non-Cumulative Perpetual Preferred Stock, Series A, which began paying cash dividends on May 4, 2013, quarterly in arrears on the 4th day of February, May, August and November.

Earnings per Share

Basic net income per common share is calculated using the two-class method to determine income attributable to common shareholders. Net income attributable to Common Stock is then divided by the weighted-average number of Common Stock outstanding during the period.

Diluted net income per common share is calculated under the more dilutive of either the treasury method or two-class method. Adjustments to the weighted-average number of shares of Common Stock outstanding are made only when such adjustments will dilute earnings per common share. Net income attributable to Common Stock is then divided by the weighted-average number of Common Stock and Common Stock equivalents outstanding during the period.

The reconciliation between basic and diluted EPS using the two-class method and treasury stock method is presented as follows:

(In thousands, except per share amounts)	Year Ended December 31, 2015
Basic EPS:
Net income	$229,484
Less:
Cash dividends on 5.875% non-cumulative perpetual series A, preferred stock	5,876
Income allocated to participating securities	1,836

Net income attributable to common shareholders	$221,772

Weighted average Common Stock outstanding used in basic EPS	165,669

Basic net income per common share	$1.34

Diluted EPS:
Income used in diluted earnings per share calculation	$221,772
Weighted average Common Stock outstanding used in basic EPS	165,669
Add: Common Stock equivalents:
Employee stock award plans	458

Weighted average Common and Common Stock equivalent shares outstanding	166,127

Diluted net income per common share	$1.33

Common Stock equivalents consist of employee stock award plans. These Common Stock equivalents do not enter into the calculation of diluted EPS if the impact would be anti-dilutive, that is, increase EPS or reduce a loss per share. There were $0.8 million antidilutive Common Stock equivalents for the year ended December 31, 2015.

21.	Changes and Reclassifications Out of Accumulated Other Comprehensive Income

The following table presents the changes in AOCI by components of comprehensive income for the year ended December 31, 2015:

	Year Ended December 31, 2015
(In thousands)	Pre-tax	Tax	After-tax
Unrealized and realized securities gains and losses:
Balance at the beginning of the period	$(8,531)	$(2,985)	$(5,546)
Changes in unrealized securities’ holding gains/(losses)	(19,842)	(11,253)	(8,589)
Changes in unrealized securities’ holding gains/(losses) that result from securities being transferred into available-for-sale from held-to-maturity	(3,456)	(1,254)	(2,202)
Net losses/(gains) realized on sale of securities reclassified to noninterest income	(957)	(348)	(609)

Balance at the end of the period	(32,786)	(15,840)	(16,946)

Pension plans and other postretirement benefits:
Balance at the beginning and end of the period	(102,068)	(35,722)	(66,346)

Current year actual gains/(losses)	116	42	74
Amortization of actuarial losses/(gains)	4,552	1,652	2,900
Amortization of prior service cost reclassified to other noninterest expense	1,640	596	1,044

Balance at the end of the period	(95,760)	(33,432)	(62,328)

Total Accumulated Other Comprehensive Income	$(128,546)	$(49,272)	$(79,274)

The following table presents current period reclassifications out of AOCI by component of comprehensive income for the year ended December 31, 2015:

(In thousands)	Year Ended December 31, 2015	Statement of Income line item presentation
Realized (gains) losses on sale of securities	$(957)	Investment securities losses (gains), net
Tax expense (benefit) (36.3%)	(348)	Income tax expense (benefit)

Reclassified amount, net of tax	$(609)

22.	Regulatory Matters

The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a material effect on the Corporation’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation’s capital amounts and classification are also subject to quantitative judgments by regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the following table) of total risk-based capital, CET1 and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. At December 31, 2015, Management believes the Corporation meets all capital adequacy requirements to which it is subject. The capital terms used in this note to the consolidated financial statements are defined in the regulations as well as in the “Capital Resources” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in FirstMerit Corporation’s Form 10-K for the year ended December 31, 2015.

	Consolidated
(Dollars in thousands)	Actual		Adequately Capitalized:		Well Capitalized:
As of December 31, 2015	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total risk-based capital (1)
(to Risk Weighted Assets)	$2,733,143	13.74%	$1,591,341	8.00%	$1,989,176	10.00%
CET1 capital (1)
(to Risk Weighted Assets)	2,119,025	10.65%	895,129	4.50%	1,292,964	6.50%
Tier 1 Capital (1)
(to Risk Weighted Assets)	2,119,025	10.65%	1,193,506	6.00%	1,591,341	8.00%
Tier 1 leverage (1)
(to Average Assets)	2,119,025	8.63%	981,690	4.00%	1,227,113	5.00%

(1)	The Basel III capital rules, effective January 1, 2015, replace tier 1 common equity and the associated tier 1 common equity ratio with CET1 capital and the CET1 risk-based capital ratio. December 31, 2015 figures are presented on a Basel III basis and reflect transitional capital requirements and phase-in provisions, including the standardized approach for calculating risk weighted assets.

At December 31, 2015, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized the Bank must maintain minimum total risk-based, CET1 risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. In Management’s opinion, there are no conditions or events since the OCC’s notification that have changed the Bank’s categorization as “well-capitalized.”

	Bank Only
(Dollars in thousands)	Actual		Adequately Capitalized:		Well Capitalized:
As of December 31, 2015	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total risk-based capital (1)
(to Risk Weighted Assets)	$2,668,419	13.42%	$1,590,382	8.00%	$1,987,978	10.00%
CET1 capital (1)
(to Risk Weighted Assets)	2,262,669	11.38%	894,590	4.50%	1,292,185	6.50%
Tier 1 Capital (1)
(to Risk Weighted Assets)	2,262,669	11.38%	1,192,787	6.00%	1,590,382	8.00%
Tier 1 leverage (1)
(to Average Assets)	2,262,669	9.23%	980,975	4.00%	1,226,219	5.00%

(1)	The Basel III capital rules, effective January 1, 2015, replace tier 1 common equity and the associated tier 1 common equity ratio with CET1 capital and the CET1 risk-based capital ratio. December 31, 2015 figures are presented on a Basel III basis and reflect transitional capital requirements and phase-in provisions, including the standardized approach for calculating risk weighted assets.

FirstMerit Mortgage Corporation, a subsidiary of the Corporation, is subject to net worth requirements issued by the U.S. Department of Housing and Urban Development (“HUD”). Failure to meet minimum capital requirements of HUD can result in certain mandatory and possibly additional discretionary actions that, if undertaken, could have a direct material effect on FirstMerit Mortgage Corporation’s operations.

The minimum net worth requirement of HUD at December 31, 2015 was $1.0 million. FirstMerit Mortgage Corporations’ net worth significantly exceeded the HUD requirements at December 31, 2015.

23.	Subsequent Events

In preparing these financial statements, subsequent events were evaluated through the time the financial statements were issued. Financial statements are considered issued when they are widely distributed to all shareholders and other financial statement users, or filed with the SEC. In accordance with applicable accounting standards, all material subsequent events have been either recognized in the financial statements or disclosed in the notes to the financial statements.

On January 26, 2016, the Corporation and Huntington Bancshares Incorporated (“Huntington”) announced the signing of a definitive merger agreement under which the Corporation will merge into a subsidiary of Huntington in a stock and cash transaction. Based on the closing price of Huntington’s common shares on January 25, 2016 of $8.80, the total transaction value is approximately $3.40 billion, including outstanding options and other equity-linked securities.

Under the terms of the definitive agreement, the Corporation will merge with a subsidiary of Huntington Bancshares, and FirstMerit Bank will merge with and into The Huntington National Bank. In conjunction with the closing of the transaction, four independent members of the Corporation’s Board of Directors will join the Huntington Board, which will be expanded accordingly.

Shareholders of the Corporation will receive 1.72 shares of Huntington common stock, and $5.00 in cash, for each share of the Corporation common stock. The per share consideration is valued at $20.14 per share based on the closing price of Huntington Common Stock on January 25, 2016. The transaction is expected to be completed in the third quarter of 2016, subject to the satisfaction of customary closing conditions, including regulatory approvals and the approval of the shareholders of Huntington and the Corporation.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

FirstMerit Corporation

We have audited the accompanying consolidated balance sheet of FirstMerit Corporation and subsidiaries as of December 31, 2015, and the related consolidated statement of income, comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of FirstMerit Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FirstMerit Corporation and subsidiaries as of December 31, 2015, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), FirstMerit Corporation’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) and our report dated February 22, 2016 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Akron, Ohio

February 22, 2016